UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a- 6(e)(2) )
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
MELLANOX TECHNOLOGIES, LTD.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF
2008 ANNUAL GENERAL MEETING OF
SHAREHOLDERS TO BE HELD ON MAY 19, 2008

To our Shareholders:

You are cordially invited to attend our 2008 annual general meeting of shareholders, which will be held at the offices of Mellanox Technologies, Ltd., located at Binyan Hermon, Industrial Area, Yokneam, Israel 20692, on Monday, May 19, 2008. Shareholders may also participate in the meeting via a live webcast on the investor relations section of the Mellanox web site at www.mellanox.com. Please access the web site 15 minutes prior to the start of the meeting to download and install any necessary audio software.

We are holding the annual general meeting for the following purposes:

1. To elect directors to hold office until our 2009 annual general meeting of shareholders, or until their respective successors have been elected and have qualified, or until their earlier resignation or removal;

2. To approve (i) the increase in the annual base salary of Eyal Waldman to $325,000, effective April 1, 2008, and (ii) the cash bonus paid on February 1, 2008 to Mr. Waldman in the amount of $100,000 for services rendered for the fiscal year ended December 31, 2007;

3. To approve the increase in the annual retainer for our audit committee chairperson, who is currently C. Thomas Weatherford, from $22,000 to $25,000, effective May 19, 2008;

4. To approve an amendment to our amended articles of association to amend notice provisions in accordance with the Israel Companies Law;

5. To appoint PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008 and to further authorize our audit committee to determine our accounting firm’s remuneration in accordance with the volume and nature of their services; and

6. To receive management’s report on our business for the year ended December 31, 2007 and to transact any other business as may properly come before the meeting, including any motion to adjourn to a later date to permit further solicitation of proxies, if necessary, or any adjournment or postponement of the meeting.

These items of business to be transacted at the meeting are more fully described in the proxy statement, which is part of this notice.

The meeting will begin promptly at 6:00 p.m. local Israeli time (11:00 a.m. Eastern Daylight Time) and check-in will begin at 5:00 p.m. local Israeli time. Only holders of record of ordinary shares at the close of business on April 9, 2008, the record date, are entitled to notice of, to attend and to vote at the meeting and any adjournments or postponements of the meeting.

All shareholders are cordially invited to attend the meeting in person. Even if you plan to attend the meeting, please complete, sign and date the enclosed proxy card and return it promptly in the postage-paid return envelope in order to ensure that your vote will be counted if you later decide not to, or are unable to, attend the meeting. Even if you have given your proxy, you may still attend and vote in person at the meeting after revoking your proxy prior to the meeting.

By order of the board of directors,

Alan C. Mendelson
Secretary
Santa Clara, California
April 11, 2008

Page

QUESTIONS AND ANSWERS REGARDING THIS SOLICITATION AND VOTING AT THE MEETING	1
PROPOSAL ONE — ELECTION OF DIRECTORS	8
PROPOSAL TWO — APPROVAL OF SALARY INCREASE AND BONUS TO EYAL WALDMAN	11
PROPOSAL THREE — APPROVAL OF INCREASE IN THE RETAINER FOR AUDIT COMMITTEE CHAIRPERSON	12
PROPOSAL FOUR — APPROVAL OF THE AMENDMENT OF THE COMPANY’S AMENDED ARTICLES OF ASSOCIATION	13
PROPOSAL FIVE — APPROVAL OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND AUTHORIZATION OF AUDIT COMMITTEE DETERMINATION OF REMUNERATION	14
REPORT OF THE AUDIT COMMITTEE	16
REPORT OF THE COMPENSATION COMMITTEE	17
COMPENSATION DISCUSSION AND ANALYSIS	18
SECURITY OWNERSHIP	30
EXECUTIVE OFFICERS	32
CORPORATE GOVERNANCE AND BOARD OF DIRECTORS MATTERS	34
WHERE YOU CAN FIND ADDITIONAL INFORMATION	39
OTHER MATTERS	39

i

PROXY STATEMENT FOR
2008 ANNUAL GENERAL MEETING OF
SHAREHOLDERS TO BE HELD ON MAY 19, 2008

This proxy statement is furnished to our shareholders as of the close of business on April 9, 2008, the record date, in connection with the solicitation of proxies by our board of directors for use at our annual general meeting of shareholders, to be held at the offices of Mellanox Technologies, Ltd., located at Binyan Hermon, Industrial Area, Yokneam, Israel, on Monday, May 19, 2008 at 6:00 p.m. local Israeli time (11:00 a.m. Eastern Daylight Time) and at any adjournments or postponements of the meeting. This proxy statement and the proxy card, together with a copy of our Annual Report on Form 10-K for the year ended December 31, 2007, is first being mailed to our shareholders on or about April 11, 2008.

QUESTIONS AND ANSWERS REGARDING THIS SOLICITATION
AND VOTING AT THE MEETING

Why am I receiving this proxy statement?	You are receiving this proxy statement from us because you were a shareholder of record at the close of business on the record date of April 9, 2008. As a shareholder of record, you are invited to attend our annual general meeting of shareholders and are entitled to vote on the items of business described in this proxy statement. This proxy statement contains important information about the meeting and the items of business to be transacted at the meeting. You are strongly encouraged to read this proxy statement, which includes information that you may find useful in determining how to vote.

As of February 29, 2008, there were 31,141,303 ordinary shares outstanding. Our ordinary shares are our only class of voting stock.

Who is entitled to attend and vote at the meeting?	Only holders of record of shares of our ordinary shares at the close of business on April 9, 2008 are entitled to notice of, to attend and to vote at the meeting and any adjournments or postponements of the meeting.

How many shares must be present or represented to conduct business at the meeting (that is, what constitutes a quorum)?	The presence at the meeting, in person or represented by proxy, of the holders of at least 33 1/3% of our ordinary shares issued and outstanding on the record date and entitled to vote at the meeting will constitute a quorum for the transaction of business. If, however, a quorum is not present, in person or represented by proxy, then either the chairman of the meeting or the shareholders entitled to vote at the meeting may adjourn the meeting until a later time.

What items of business will be voted on at the meeting?	The items of business to be voted on at the meeting are as follows:

1. To elect directors to hold office until our 2009 annual general meeting of shareholders, or until their respective successors have been elected and have qualified, or until their earlier resignation or removal;

2. To approve (i) the increase in the annual base salary of Eyal Waldman to $325,000, effective April 1, 2008, and (ii) the cash bonus paid on February 1, 2008 to Mr. Waldman in the amount of $100,000 for services rendered for the fiscal year ended December 31, 2007;

3. To approve an increase in the annual retainer for our audit committee chairperson, who is currently C. Thomas Weatherford, from $22,000 to $25,000, effective May 19, 2008;

4. To approve an amendment to our amended articles of association to amend notice provisions in accordance with the Israel Companies Law; and

5. To appoint PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008 and to further authorize our audit committee to determine their remuneration in accordance with the volume and nature of their services.

What happens if additional matters are presented at the meeting?	The only items of business that our board of directors intends to present at the meeting are set forth in this proxy statement. As of the date of this proxy statement, no shareholder has advised us of the intent to present any other matter, and we are not aware of any other matters to be presented at the meeting. If any other matter or matters are properly brought before the meeting, the person(s) named as your proxyholder(s) will have the discretion to vote your shares on the matters in accordance with their best judgment and as they deem advisable.

How does the board of directors recommend that I vote?	Our board of directors recommends that you vote your shares “FOR” the election of each of the director nominees, “FOR” the increase in the annual base salary of Mr. Waldman and the cash bonus paid on February 1, 2008 to Mr. Waldman, “FOR” the increase in the annual retainer for the audit committee chairperson, “FOR” the amendment to our amended articles of association and “FOR” the appointment of PricewaterhouseCoopers LLP.

What shares can I vote at the meeting?	You may vote all of the shares you owned as of April 9, 2008, the record date, including shares held directly in your name as the shareholder of record and all shares held for you as the beneficial owner through a broker, trustee or other nominee such as a bank.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?	Most of our shareholders hold their shares through a broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholders of Record. If your shares are registered directly in your name with our transfer agent, American Stock Transfer and Trust Company, you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent directly to you by us. As the shareholder of record, you have the right to vote in person at the meeting or direct the proxyholder how to vote your shares on your behalf at the meeting by fully completing, signing and dating the enclosed proxy card and returning it to us in the enclosed postage-paid return envelope.

Beneficial Owner. If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee or nominee to vote your shares as you instruct in the voting instruction card. The broker, trustee or other nominee may either vote in person at the meeting or grant a proxy and direct the proxyholder to vote your shares at the meeting as you instruct in the voting instruction card. You may also vote in person at the meeting, but only after you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote your shares at the meeting. Your broker, trustee or nominee has enclosed or provided a voting instruction card for you to use in directing the broker, trustee or nominee how to vote your shares.

How can I vote my shares without attending the meeting?	Whether you hold shares directly as the shareholder of record or as a beneficial owner, you may direct how your shares are voted without attending the meeting by completing and returning the enclosed proxy card or voting instruction card. If you provide specific instructions with regard to items of business to be voted on at the meeting, your shares will be voted as you instruct on those items. Proxies properly signed, dated and submitted to us that do not contain voting instructions and are not revoked prior to the meeting will be voted “FOR” the election of each of the director nominees, “FOR” the increase in the annual base salary of Mr. Waldman and the cash bonus previously paid to Mr. Waldman, FOR” the increase in annual retainer for our audit committee chairperson from $22,000 to $25,000, “FOR” the amendment to our amended articles of association and “FOR” the appointment of PricewaterhouseCoopers LLP.

How can I vote my shares in person at the meeting?	Shares held in your name as the shareholder of record may be voted in person at the meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares at the meeting. You should be prepared to present photo identification for admittance. Please also note that if you are not a shareholder of record but hold shares through a broker, trustee or nominee, you will need to provide proof of beneficial ownership as of the record date, such as your most recent brokerage account statement, a copy of the voting instruction card provided by your broker, trustee or nominee or other similar evidence of ownership. The meeting will begin promptly at 6:00 p.m. local Israeli time (11:00 a.m. Eastern Daylight Time). Check-in will begin at 5:00 p.m. local Israeli time. Even if you plan to attend the meeting, we recommend that you also complete, sign and date the enclosed proxy card or voting instruction card and return it promptly in the accompanying postage-paid return envelope in order to ensure that your vote will be counted if you later decide not to, or are unable to, attend the meeting.

Can I change my vote or revoke my proxy?	You may change your vote or revoke your proxy at any time prior to the vote at the meeting. If you are the shareholder of record, you may change your vote by granting a new proxy bearing a later date, which automatically revokes the earlier proxy, by providing a written notice of revocation to our corporate secretary prior to your shares being voted, or by attending the meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. If you are a beneficial owner, you may change your vote by submitting a new voting instruction card to your broker, trustee or nominee, or, if you have obtained a legal proxy from your broker, trustee or nominee giving you the right to vote your shares, by attending the meeting and voting in person.

Is my vote confidential?	Proxy cards, voting instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed, except as required by law to American Stock Transfer and Trust Company, our transfer agent, to allow for the tabulation of votes and certification of the vote and to facilitate a successful proxy solicitation.

How are votes counted and what vote is required to approve each item?	Each outstanding ordinary share entitles the holder thereof to one vote per share on each matter considered at the meeting. Shareholders are not entitled to cumulate their votes in the election of directors or with respect to any other matter submitted to a vote of the shareholders.

The election of Eyal Waldman requires a majority of the votes cast. You may vote either “FOR” or “AGAINST” Eyal Waldman, or you may abstain. A properly executed proxy marked “ABSTAIN” with respect to the election of Eyal Waldman will not be voted, although it will be counted for purposes of determining both whether there is a quorum and the total number of votes cast with respect to him.

The election of the other director nominees requires a majority of the votes cast; provided that at least one-third of the shares of non-controlling shareholders voted at the meeting are voted in favor of the election of the outside directors (disregarding abstentions) or the total number of shares of non-controlling shareholders voted against the election of the outside directors does not exceed one percent of the aggregate voting rights in the company. You may vote either “FOR” or “AGAINST” each of the outside director nominees, or you may abstain. A properly executed proxy marked “ABSTAIN” with respect to the election of an outside director nominee will not be voted with respect to the election of such nominee, although it will be counted for purposes of determining both whether there is a quorum and the total number of votes cast with respect to the nominee.

The approval of (i) the increase in the annual base salary of Eyal Waldman to $325,000, effective April 1, 2008, (ii) the cash bonus previously paid to Mr. Waldman in the amount of $100,000 for services rendered for the fiscal year ended December 31, 2007, and (iii) the increase in the annual retainer for our audit committee chairperson from $22,000 to $25,000 requires a majority of the votes cast. You may vote either “FOR” or “AGAINST” each of these proposals, or you may abstain. A properly executed proxy marked “ABSTAIN” with respect to any of these proposals will not be voted with respect to such proposal, although it will be counted for purposes of determining both whether there is a quorum and the total number of votes cast with respect to the proposal.

The approval of the amendment to our amended articles of association requires a majority of the votes cast. You may vote either “FOR” or “AGAINST” this proposal, or you may abstain. A properly executed proxy marked “ABSTAIN” with respect to this proposal will not be voted with respect to such proposal, although it will be counted for purposes of determining both whether there is a quorum and the total number of votes cast with respect to the proposal.

The appointment of PricewaterhouseCoopers LLP and authorization of audit committee determination of their remuneration requires a majority of the votes cast. You may vote either “FOR” or “AGAINST” the appointment and the audit committee’s authority to determine PricewaterhouseCoopers LLP’s remuneration, or you may abstain. A properly executed proxy marked “ABSTAIN” with respect to the appointment and remuneration will not be voted with respect to such proposal, although it will be counted for purposes of determining both whether there is a quorum and the total number of votes cast with respect to the proposal.

What is a “controlling shareholder” under Israeli law?	A “controlling shareholder” is a shareholder who has the power to direct the company’s operations, other than by virtue of being a director or other office holder of the company, and includes a shareholder who holds 50% or more of our voting rights or, if we have no shareholder that owns more than 50% of the voting rights, then a “controlling shareholder” also includes any shareholder who holds 25% or more of the voting rights.

What is a “broker non-vote”?	Under the rules that govern brokers and banks who have record ownership of our ordinary shares that are held in street name for their clients such as you, who are the beneficial owners of the shares, brokers and banks have the discretion to vote such shares on routine matters. The election of directors and the appointment of the independent auditors are considered routine matters. Therefore, if you do not otherwise instruct your broker or bank, the broker or bank may vote your shares on these matters. A “broker non-vote” occurs when a broker or bank expressly instructs on a proxy card that it is not voting on a matter, whether routine or non-routine.

How are “broker non-votes” counted?	Broker non-votes will be counted as present for the purpose of determining the presence or absence of a quorum for the transaction of business, but they will not be counted in tabulating the voting result for any particular proposal.

How are abstentions counted?	If you return a proxy card that indicates an abstention from voting on all matters, the shares represented by your proxy will be counted as present for the purpose of determining both the presence of a quorum and the total number of votes cast with respect to a proposal, but they will not be counted in tabulating the voting results for any particular proposal.

What happens if the meeting is adjourned?	Assuming the presence of a quorum, if our annual general meeting is adjourned to another time and place, no additional notice will be given of the adjourned meeting if the time and place of the adjourned meeting is announced at the annual general meeting, unless the adjournment is for more than 21 days, in which case a notice of the adjourned meeting will be given to each shareholder of record as of April 9, 2008 entitled to vote at the adjourned meeting. At the adjourned meeting, we may transact any items of business that might have been transacted at the annual general meeting.

What happens if a quorum is not present?	If within half an hour from the time appointed for the meeting a quorum is not present, the meeting shall stand adjourned for one week, to May 26, 2008 at the same hour and place, without any notification to shareholders. If a quorum is not present at the adjourned date of the meeting within half an hour of the time fixed for the commencement thereof, subject to the terms of applicable law, the persons present shall constitute a quorum.

Who will serve as inspector of elections?	A representative of American Stock Transfer and Trust Company, our transfer agent, will tabulate the votes and act as inspector of elections for the meeting.

What should I do in the event that I receive more than one set of proxy materials?	You may receive more than one set of these proxy solicitation materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. In addition, if you are a shareholder of record and your shares are registered in more than one name, you may receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive to ensure that all your shares are voted.

Who is soliciting my vote and who will bear the costs of this solicitation?	The enclosed proxy is being solicited on behalf of our board of directors. We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement. In addition to solicitation by mail, our directors, officers, employees and agents may also solicit proxies in person, by telephone, by electronic mail or by other means of communication. We will not pay any additional compensation to our directors, officers or other employees for soliciting proxies. We may pay compensation to a proxy soliciting agent, if we retain one. Copies of the proxy materials will be furnished to brokerage firms, banks, trustees, custodians and other nominees holding beneficially owned shares of our ordinary shares, who will forward the proxy materials to the beneficial owners. We may reimburse brokerage firms, banks, trustees, custodians and other agents for the costs of forwarding the proxy materials. Our costs for forwarding proxy materials are not expected to be significant.

Where can I find the voting results of the meeting?	We intend to announce preliminary voting results at the meeting and publish the final voting results in our quarterly report on Form 10-Q for the second quarter of fiscal 2008.

What is the deadline for submitting proposals for consideration at next year’s annual general meeting of shareholders or to nominate individuals to serve as directors?	As a shareholder, you may be entitled to present proposals for action at a future meeting of shareholders, including director nominations.

Shareholder Proposals: For a shareholder proposal to be considered for inclusion in our proxy statement for the annual general meeting to be held in 2009, the proposal must be in writing and received by the secretary of the company at the offices of Mellanox Technologies, Inc., 2900 Stender Way, Santa Clara, California 95054 no later than December 4, 2008, or such proposal will be considered untimely under Rule 14a-4(c) of the Securities Exchange Act of 1934, as amended, or the Exchange Act. If the date of our 2009 annual general meeting is more than 30 days before or 30 days after the anniversary date of our 2008 annual general meeting, the deadline for inclusion of proposals in our proxy statement will instead be a reasonable time before we begin to print and mail our proxy materials. Shareholder proposals must comply with the requirements of Rule 14a-8 of the Exchange Act and any other applicable rules established by the Securities and Exchange Commission, or SEC. Shareholders are also advised to review our articles of association, which contain additional requirements with respect to advance notice of shareholder proposals.

Nomination of Director Candidates: Any proposals for director candidates must be in writing, include the name and address of the shareholder who is making the nomination and of the nominee and should be directed to the secretary of the company at the offices of Mellanox Technologies, Inc., 2900 Stender Way, Santa Clara, California 95054, or such proposal will be considered untimely under Rule 14a-4(c) of the Exchange Act. Our articles of association also require that any proposal for nomination of directors include the consent of each nominee to serve as a member of our board of directors, if so elected. Shareholders are also advised to review our articles of association, which contain additional requirements with respect to shareholder nominees for our board of directors. In addition, the shareholder must give timely notice to the secretary of the company in accordance with the provisions of our articles of association, which require that the notice be received by the secretary of the company no later than February 10, 2009.

PROPOSAL ONE — ELECTION OF DIRECTORS

Members of the Board of Directors

Four directors who are not outside directors are to be elected at the meeting to serve until the next annual general meeting of shareholders, or until their respective successors have been elected and have qualified, or until their earlier resignation or removal. In accordance with the Israel Companies Law, 1999, or the Companies Law, outside directors are elected for three-year terms.

The names of each nominee of our board of directors, including each outside director, their ages as of April 1, 2008 and principal occupations are as follows:

	Term
Name of Nominee	Expires	Age	Principal Occupation

Eyal Waldman	2009	47	Chief Executive Officer, President and Chairman of the Board of Directors, Mellanox Technologies, Ltd.
Rob S. Chandra	2009	41	General Partner, Bessemer Venture Partners
Irwin Federman	2009	72	General Partner, U.S. Venture Partners
C. Thomas Weatherford	2009	61	Former Executive Vice President and Chief Financial Officer, Business Objects SA

Outside Directors
Amal M. Johnson	2010	55	Chief Executive Officer, MarketTools, Inc.
Thomas J. Riordan	2010	51	Chief Executive Officer of Exclara Inc.

Director Nominees

Our board of directors has nominated Eyal Waldman, Rob S. Chandra, Irwin Federman and C. Thomas Weatherford for reelection. Each nominee for director has consented to being named in this proxy statement and has indicated a willingness to serve if elected. Although we do not anticipate that any nominee will be unavailable for election, if a nominee is unavailable for election, the persons named as proxyholders will use their discretion to vote for any substitute nominee in accordance with their best judgment as they deem advisable. If elected, Messrs. Waldman, Chandra, Federman and Weatherford will hold office until our annual general meeting of shareholders to be held in 2009, or until their respective successors have been elected and have qualified or until their earlier resignation or removal.

Eyal Waldman is a co-founder of Mellanox, and has served as our chief executive officer, president and chairman of our board of directors since March 1999. From March 1993 to February 1999, Mr. Waldman served as vice president of engineering and was a co-founder of Galileo Technology, Ltd., or Galileo, a semiconductor company, which was acquired by Marvell Technology Group, Ltd. in January 2001. From August 1989 to March 1993, Mr. Waldman held a number of design and architecture related positions at Intel Corporation, a semiconductor chip maker. Mr. Waldman holds a Bachelor of Science in Electrical Engineering and a Master of Science in Electrical Engineering from the Technion — Israel Institute of Technology. Mr. Waldman is located in Israel.

Rob S. Chandra has been a member of our board of directors since November 2001. Mr. Chandra is a general partner of Bessemer Venture Partners, or Bessemer, a venture capital firm, which he joined in September 2000. Prior to joining Bessemer, Mr. Chandra was a general partner with Commonwealth Capital Ventures, a venture capital firm, from January 1996 to September 2000. From September 1993 to December 1995, Mr. Chandra was an engagement manager with McKinsey & Company, a management consulting firm. Previously, from September 1988 to September 1993, Mr. Chandra was a consultant at Accenture, a management consulting and technology services company. Mr. Chandra also serves on the board of directors of InfoUSA, Inc., a provider of sales leads, mailing lists, direct marketing, database marketing, e-mail marketing and market research solutions, Shriram EPC Ltd., a service provider of integrated design, engineering, procurement, construction and project management services for renewable energy projects, and several privately held companies. Mr. Chandra holds a Bachelor of Arts from the University of California at Berkeley and a Master of Business Administration from Harvard Business School. Mr. Chandra is located in the United States.

Irwin Federman has served as a member of our board of directors since June 1999. Mr. Federman has been a general partner of U.S. Venture Partners, a venture capital firm, since April 1990. From 1988 to 1990, he was a managing director of Dillon Read & Co., an investment banking firm, and a general partner in its venture capital affiliate, Concord Partners. From 1978 to 1987, Mr. Federman was president and chief executive officer of Monolithic Memories, Inc., a semiconductor company which was acquired in 1987 by Advanced Micro Devices, Inc., or AMD, an integrated circuit manufacturer. Mr. Federman serves on the boards of directors of SanDisk Corporation, a data storage company, Check Point Software Technologies, Ltd., an Internet security software company, and a number of private companies. Mr. Federman was two-term chairman of the Semiconductor Industry Association, has served on the board of directors of the National Venture Capital Association and served two terms on the Dean’s Advisory Board of Santa Clara University. Mr. Federman holds a Bachelor of Science in Economics from Brooklyn College. Mr. Federman is located in the United States.

C. Thomas Weatherford has been a member of our board of directors since November 2005. From August 1997 until his retirement in December 2002, Mr. Weatherford served as executive vice president and chief financial officer of Business Objects SA, a provider of business intelligence software. Mr. Weatherford also serves on the boards of directors of Synplicity, Inc., a provider of software for the design and verification of semiconductors, Advanced Analogic Technologies, Inc., a maker of analog and power semiconductors, SMART Modular Technologies, Inc., a manufacturer of memory products, Tesco Corporation, a global provider of technology-based solutions to the upstream energy industry, InfoUSA, Inc., a provider of sales leads, mailing lists, direct marketing, database marketing, e-mail marketing and market research solutions and a privately held company. Mr. Weatherford holds a Bachelor of Business Administration from the University of Houston. Mr. Weatherford is located in the United States.

Outside Directors

Under Israeli law, we are required to appoint at least two directors who satisfy the criteria for outside directors as defined in the Companies law. These criteria differ from the criteria for independence under the applicable rules and regulations of the SEC and The Nasdaq Stock Market. At the Annual Meeting in 2007, our shareholders elected Amal Johnson and Thomas Riordan as our outside directors. Each of Ms. Johnson and Mr. Riordan will hold office for a three-year term until our annual general meeting in 2010, or until his or her successor shall be duly elected or appointed, or until his or her earlier resignation or removal, subject to and in accordance with the provisions of the Companies Law. As a result, you are not being asked to vote for either Ms. Johnson or Mr. Riordan at this meeting.

Amal M. Johnson has served as a member of our board of directors since October 2006. Ms. Johnson is currently the chief executive officer of MarketTools, Inc., a market research company, which she joined in March 2005. Prior to joining MarketTools, Inc., Ms. Johnson was a venture partner of ComVentures, L.P. from April 2004 to March 2005, and Lightspeed Venture Partners, focusing on enterprise software and infrastructure, from March 1999 to March 2004. Previously, Ms. Johnson was president of Baan Supply Chain Solutions, an enterprise resource planning, or ERP, software company, from January 1998 to December 1998, president of Baan Affiliates, an ERP software company, from January 1997 to December 1997, and president of Baan Americas, an ERP software company, from October 1994 to December 1996. Prior to that, Ms. Johnson served as president of ASK Manufacturing Systems, a material requirements planning software company, from August 1993 to July 1994 and held executive positions at IBM from 1977 to June 1993. Ms. Johnson also serves on the board of directors of Opsource Inc., a private company, and MarketTools, Inc. Ms. Johnson holds a Bachelor of Arts in Mathematics and Physics from Montclair College. Ms. Johnson is located in the United States.

Thomas J. Riordan has served as a member of our board of directors since November 2005. Mr. Riordan previously served as a member of our board of directors from February 2003 to February 2005. Mr. Riordan is currently the chief executive officer of Exclara Inc., a fabless semiconductor company, which he joined in August 2006. From August 2000 to December 2004, Mr. Riordan was vice president of the microprocessor division of PMC-Sierra, Inc., a semiconductor company. From August 1991 to August 2000, Mr. Riordan was chief executive officer, president and a member of the board of directors of Quantum Effect Devices, Inc., a semiconductor design company. From February 1985 to June 1991, Mr. Riordan served in various design and managerial roles, most recently as director of research and development at MIPS Computer Systems, Inc., a semiconductor design company. From March 1983 to January 1985, Mr. Riordan served as a design engineer at Weitek Corporation, a semiconductor company. From October 1979 to February 1983, Mr. Riordan was a design engineer at Intel Corporation. Mr. Riordan holds Bachelor of Science and Master of Science degrees in Electrical Engineering as well as a Bachelor of Arts degree in Government from the University of Central Florida and has done post-graduate work in Electrical Engineering at Stanford University. Mr. Riordan also serves on the boards of directors of PLX Technology, Inc., a semiconductor company, and several private companies. Mr. Riordan is located in the United States.

Board of Directors’ Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH OF THE FOUR NOMINEES FOR DIRECTOR LISTED ABOVE.

PROPOSAL TWO — APPROVAL OF SALARY INCREASE
AND BONUS PAID TO EYAL WALDMAN

Under Israeli law, the terms of service of the members of the board of directors of a public company require the approval of its audit committee, board of directors and shareholders, in that order. In recognition of Mr. Waldman’s significant contribution to the company as its chief executive officer, president and chairman of the board of directors, each of our audit committee, compensation committee and our board of directors has approved (i) an increase in the annual base salary of Mr. Waldman to $325,000, effective April 1, 2008, and (ii) a cash bonus to Mr. Waldman in the amount of $100,000, which we paid Mr. Waldman on February 1, 2008, for services rendered for the fiscal year ended December 31, 2007, pursuant to the Company’s annual cash bonus compensation program.

Board of Directors’ Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE INCREASE IN MR. WALDMAN’S ANNUAL BASE SALARY AND THE BONUS WE PAID HIM FOR THE YEAR ENDED DECEMBER 31, 2007 AS DESCRIBED IN THIS PROPOSAL TWO.

PROPOSAL THREE — APPROVAL OF INCREASE IN ANNUAL RETAINER
FOR OUR AUDIT COMMITTEE CHAIRPERSON

Under Israeli law, the terms of service of the members of the board of directors of a public company require the approval of its audit committee, board of directors and shareholders, in that order. In recognition of the significant contributions the audit committee chairperson makes to the company, each of the members of our audit committee and board of directors has approved an increase in the annual retainer paid to the audit committee chairperson from $22,000 to $25,000, effective immediately following our general meeting.

Board of Directors’ Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE INCREASE IN THE ANNUAL RETAINER FOR OUR AUDIT COMMITTEE CHAIRPERSON, AS DESCRIBED IN THIS PROPOSAL THREE.

PROPOSAL FOUR — APPROVAL OF THE AMENDMENT OF THE
COMPANY’S AMENDED ARTICLES OF ASSOCIATION
TO AMEND NOTICE PROVISIONS IN ACCORDANCE WITH THE COMPANIES LAW

The Companies Law Companies Regulations (Notice of General Meetings and Class Meetings of Public Companies) allow us to set forth in our articles of association the manner in which we may give notice of our general meeting to our shareholders in order to satisfy the notice requirements of Israeli law. Currently, under Israeli law, we must deliver notice of meetings directly to each of our shareholders. Our board of directors has proposed we amend our articles of association to allow us to satisfy Israeli law notice requirements by publishing a notice of a general meeting in two daily newspapers in Israel and uploading a notice of a general meeting to the United States Securities and Exchange Commission’s Electronic Data Gathering, Analysis and Retrieval system, or EDGAR, when appropriate. Accordingly, you are being asked to approve an amendment to our articles of association whereby the following language will be added to Article 24 and will become sub-Article 24(c):

“(c) Notwithstanding anything to the contrary in this Article 24, and subject to any applicable stock exchange rules or regulations, for the purposes of the Companies Law, and the regulations promulgated thereunder, notice of general meetings does not have to be delivered to shareholders, and notice by the Company of a general meeting which is published in two daily newspapers in Israel shall be deemed to have been duly given under the Companies Law, and the regulations promulgated thereunder, on the date of such publication to any shareholder whose address as listed in the Register of Shareholders (or as designated in writing for the receipt of notices and other documents) is located in the State of Israel, and notice by the Company of a general meeting which is publicized on the United States Securities and Exchange Commission’s Electronic Data Gathering, Analysis and Retrieval system, or similar publication via the internet, shall be deemed to have been duly given under the Companies Law, and the regulations promulgated thereunder, on the date of such publication to any shareholder whose address as registered in the Register of Shareholders (or as designated in writing for the receipt of notices and other documents) is located outside of Israel.”

After we amend our articles of association as set forth above, we will still be required to comply with the applicable stock exchange rules and regulations, including the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended.

Board of Directors’ Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE AMENDMENT OF THE COMPANY’S AMENDED ARTICLES OF ASSOCIATION AS DESCRIBED IN THIS PROPOSAL FOUR.

PROPOSAL FIVE — APPROVAL OF APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND
AUTHORIZATION OF AUDIT COMMITTEE DETERMINATION OF REMUNERATION

The audit committee of our board of directors has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm to perform the audit of our consolidated financial statements for the fiscal year ending December 31, 2008. PricewaterhouseCoopers LLP, an independent registered public accounting firm, audited our consolidated financial statements for the fiscal years ending December 31, 2007, 2006 and 2005. Kesselman & Kesselman, a member of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, audited our consolidated financial statements for the fiscal years ending December 31, 2004 and 2003.

Shareholder approval of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008 is required under the Companies Law. The audit committee of our board of directors believes that such appointment is appropriate and in the best interests of the company and its shareholders. Subject to the approval of this proposal, the audit committee will fix the remuneration of PricewaterhouseCoopers LLP in accordance with the volume and nature of their services to the company.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual general meeting of shareholders. They will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from our shareholders.

Board of Directors’ Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008 AND THE AUTHORIZATION OF OUR AUDIT COMMITTEE TO DETERMINE THEIR REMUNERATION IN ACCORDANCE WITH THE VOLUME AND NATURE OF THEIR SERVICES.

Audit and Non-Audit Services

Subject to shareholder approval of the audit committee’s authority to determine remuneration for their services, the audit committee is directly responsible for the appointment, compensation and oversight of our independent auditors. In addition to retaining PricewaterhouseCoopers LLP to audit our consolidated financial statements for the fiscal year ending 2007, the audit committee retained PricewaterhouseCoopers LLP to provide other non-audit and advisory services in 2007. The audit committee has reviewed all non-audit services provided by PricewaterhouseCoopers LLP in 2007, and has concluded that the provision of such non-audit services was compatible with maintaining PricewaterhouseCoopers’ independence and that such independence has not been impaired.

The aggregate fees billed by PricewaterhouseCoopers LLP for audit and non-audit services in 2007 and 2006 were as follows:

	Fiscal Year Ended December 31,
Service Category	2007	2006

Audit Fees	$517,800	$1,273,475
Audit-Related Fees	6,361	1,500
Tax Fees	276,390	138,211
All Other Fees	—	—

Total	$800,551	$1,413,186

In the above table, in accordance with the SEC’s definitions and rules, “audit fees” are fees for professional services for the audit and review of our annual consolidated financial statements, as well as the audit and review of our consolidated financial statements included in our registration statement on Form S-1 for the initial public offering of our ordinary shares, fees for review of our registration statement on Form S-1 and issuance of consents and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements except those not required by statute or regulation; “audit-related fees” are fees for assurance and related services that were reasonably related to the performance of the audit or review of our financial statements, including attestation services that are not required by statute or regulation, due diligence and services related to acquisitions; “tax fees” are fees for tax compliance, tax advice and tax planning; and “all other fees” are fees for any services not included in the first three categories.

REPORT OF THE AUDIT COMMITTEE1

The audit committee, which currently consists of Messrs. Federman, Riordan and Weatherford and Ms. Johnson, evaluates audit performance, manages relations with our independent registered public accounting firm and evaluates policies and procedures relating to internal accounting functions and controls. The board of directors adopted a written charter for the audit committee in December 2000 and most recently amended it in January 2007, which details the responsibilities of the audit committee. This report relates to the activities undertaken by the audit committee in fulfilling such responsibilities.

The audit committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The audit committee oversees the company’s financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and reporting process, including the company’s systems of internal controls over financial reporting. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with management the audited financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2007. This review included a discussion of the quality and the acceptability of the company’s financial reporting and controls, including the clarity of disclosures in the financial statements.

The audit committee also reviewed with the company’s independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of the company’s audited financial statements with generally accepted accounting principles, its judgments as to the quality and the acceptability of the company’s financial reporting and such other matters required to be discussed with the audit committee under generally accepted auditing standards in the United States including Statement on Auditing Standards No. 61, as amended. The audit committee further discussed with the company’s independent registered public accounting firm the overall scope and plans for its audits. The audit committee meets periodically with the independent registered public accounting firm, with and without management present, to discuss the results of the independent registered public accounting firm’s examinations and evaluations of the company’s internal controls, and the overall quality of Mellanox’s financial reporting.

The Sarbanes-Oxley Act of 2002 and the auditor independence rules of the SEC require all issuers to obtain pre-approval from their respective audit committees in order for their independent registered public accounting firms to provide professional services without impairing independence. As such, the audit committee has a policy and has established procedures by which it pre-approves all audit and other permitted professional services to be provided by the company’s independent registered public accounting firm. From time to time, the company may desire additional permitted professional services for which specific pre-approval is obtained from the audit committee before provision of such services commences. The audit committee has considered and determined that the provision of the services other than audit services referenced above is compatible with maintenance of the auditors’ independence.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors and the board has approved that the audited financial statements and disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” be included in the Annual Report on Form 10-K for the year ended December 31, 2007 and be filed with the SEC.

The foregoing report is provided by the undersigned members of the audit committee.

Thomas Weatherford, Chairperson
Irwin Federman
Amal M. Johnson
Thomas J. Riordan

1 This section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the company under the Securities Act, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

REPORT OF THE COMPENSATION COMMITTEE

Our compensation committee reviews and recommends policy relating to compensation and benefits of our officers and employees. The compensation committee, in consultation with our chief executive officer and our board of directors, decides how much cash compensation should be part of each officer’s total compensation by benchmarking to a peer group of companies and considering the relative importance of short-term incentives. In addition, the compensation committee, in consultation with our chief executive officer, makes recommendations to our board of directors regarding equity-based compensation to align the interests of our management with shareholders, considering each officer’s equity holdings. The compensation committee also manages the issuance of share options and other awards under our share option plans. The compensation committee will review and evaluate, at least annually, the goals and objectives of our incentive compensation plans and monitors the results against the approved goals and objectives. All members of our compensation committee are independent under the applicable rules and regulations of the SEC, The Nasdaq Stock Market and the U.S. Internal Revenue Service.

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis, or CD&A, for the year ended December 31, 2007 with management. In reliance on the reviews and discussion referred to above, the compensation committee recommended to the board of directors, and the board of directors has approved, that the CD&A be included in the proxy statement for the year ended December 31, 2007 for filing with the SEC.

The foregoing report is provided by the undersigned members of the compensation committee.

Rob S. Chandra, Chairperson
Irwin Federman

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Objectives

We invest our resources to grow our business in a manner that will increase shareholder value. To further this objective, our Compensation Committee oversees our compensation program to support and reward the achievement of our financial goals and to promote the attainment of other key business objectives.

In order to conduct our business effectively, we must attract, motivate and retain highly qualified executive officers. Our compensation program is designed to reward high performance and innovation, to promote accountability and to ensure that employee interests are aligned with the interests of our shareholders.

Our executive compensation program has three primary components: (i) base compensation or salary, (ii) annual cash bonuses and (iii) stock option awards. Our program is largely designed to provide incentives and rewards for both our short-term and long-term performance, and is structured to motivate the Company’s named executive officers to meet our strategic objectives, thereby maximizing total return to shareholders. In addition, we provide our named executive officers with the other benefits identified in this report that we also make generally available to all salaried employees in the geographic location where they are based.

Our executive compensation program is administered by our Compensation Committee, which reports to our Board of Directors. Operating under its charter, our Compensation Committee designs, in consultation with management and the Board of Directors, and evaluates the compensation plans, policies and programs of the Company. In addition, our Compensation Committee designs and recommends to the Board of Directors for approval our CEO’s compensation (including base salary, cash bonuses and stock option grants). Our Compensation Committee also annually evaluates and approves certain elements of our other named executive officers’ compensation. These annual evaluations include: (i) consideration of the current levels and components of compensation paid to our named executive officers, (ii) consideration of the mix of cash incentives and long-term equity awards and (iii) a review of compensation paid by the comparable companies included in compensation survey data reviewed by our Compensation Committee (and our Board of Directors, with respect to our CEO’s compensation), as described below, to executives in positions comparable to those held by our named executive officers. In 2007, our Board of Directors approved the amount and terms of stock option grants to our named executive officers based on the recommendation of the Compensation Committee.

Our Compensation Committee and Board of Directors reference third-party surveys that provide compensation data for the semiconductor and other high-tech industries. Compensation surveys allow our Compensation Committee and Board of Directors to be better informed in determining the key elements of our compensation program. In 2007, our Compensation Committee and Board of Directors utilized data from a Radford Benchmark Survey, an independent third-party national compensation survey covering more than 200 high-tech companies in the United States, and an Atzmon Salary Survey, an independent third-party survey of compensation practices by high-tech companies in Israel, in order to determine competitive salary and cash bonus levels. The industry data from these surveys consist of salaries and other compensation paid by companies in our industry to executives in positions comparable to those held by our named executive officers.

We filtered the industry surveys to limit the compensation data we reviewed to data from companies included in the surveys with annual revenues of between $49 million and $100 million. Our Compensation Committee and Board of Directors emphasized a comparison of our compensation levels with this filtered data from these companies as each believed these companies had operations, financial profiles and/or geographic locations similar to ours and compete for employees with similar skills and experience levels as the Company. The Radford Benchmark Survey and Atzmon Salary Survey included compensation data for the 25th, 50th and 75th percentile of the companies included in the survey, but did not include intermediary data for any specific percentile below the 25th percentile, between the 25th and the 50th percentile, between the 50th and the 75th percentile, nor above the 75th percentile.

In addition, our Compensation Committee analyzed data from a summary of Institutional Shareholder Services, or ISS, Governance Services Compensation Guidelines published by RiskMetrics to compare the burn rate of the stock option awards the Company made relative to those made by other semiconductor companies surveyed by ISS. The ISS survey data suggests that the gross number of equity awards granted in a given year, when divided by the common shares of a company outstanding at the end of the fiscal year, should not exceed a certain percentage, which ISS refers to as a “burn rate.” ISS suggested that 6.94% be the maximum “burn rate” percentage for non-Russell 3000 Index companies in 2007. Because of the emphasis on the equity component of the overall compensation of our named executive officers, as described below, our Compensation Committee believed it was appropriate to set our option “burn rate” at the maximum recommended by ISS.

We did not engage a compensation consultant during 2007 or in prior years.

Throughout the fiscal year, our CEO provides our Compensation Committee with his assessment of the performance levels of the Company and our named executive officers (other than himself) and his recommendations with respect to compensation of our named executive officers (other than himself). Our Compensation Committee believes it is important to consider and evaluate our CEO’s input on matters concerning compensation. The Compensation Committee believes that our CEO’s input regarding our named executive officers’ individual performances, as well as the expected contributions and future potential of each of them, is useful because each other named executive officer reports directly to our CEO, and our CEO interacts with them on an ongoing basis throughout the year.

While our Compensation Committee considers our CEO’s recommendations, our Compensation Committee is responsible for recommending to the Board of Directors for final approval the annual stock option awards for our named executive officers. Our Compensation Committee also makes all final recommendations on base salary, cash bonus awards and stock option compensation matters concerning our CEO to our Board of Directors, which approves the compensation of our CEO. In addition, under Israeli law, our CEO’s compensation is subject to approval by the Company’s shareholders at each annual general meeting.

Compensation Philosophy and Objectives

Our compensation philosophy includes compensating our named executive officers at levels that are competitive with the comparable companies analyzed. The application of our philosophy to our executive officer compensation program continues to evolve following our initial public offering in 2007, and our growth and maturation as a public company.

In the past, we have paid salaries to our named executive officers that were less than salaries paid to executive officers of the comparable companies because we believed that the lower base salaries we paid were partially offset by the mix of annual cash bonus awards earned in 2005, 2006 and 2007 and by the potential value of stock option grants awarded to our named executive officers. We did not make cash bonus awards in years prior to 2006, and we paid bonuses earned in 2005 during 2006.

Since our initial public offering, our named executive officer compensation objectives have evolved to include compensating our named executive officers at levels that are comparable to compensation paid by other public companies. As reflected in the Summary Compensation table below, base salaries for our named executive officers were increased during 2007 so that they would approximate the average of the competitive range of salaries paid by the comparable companies with annual revenues of between $49 million and $100 million included in the Radford Benchmark Survey and Atzmon Salary Survey, as described above. Bonus awards were also set in an amount in 2007 to be more competitive with market compensation as reflected in the survey data. In addition to base salary and cash bonuses, we continue to believe that the opportunity to share in the creation of shareholder value through stock option compensation is critical for retaining our executive officer talent and for providing appropriate incentives to drive our Company’s performance and to ensure that we maximize long-term shareholder value.

We believe that shareholder value measured on the basis of an increasing share price is the best measure of long-term success, and therefore we grant stock option awards, which will not have any value unless our share price increases, to our named executive officers. We have the ability under our equity incentive plan to grant other types of equity incentive awards, including but not limited to restricted stock units. These other types of equity awards may have some value regardless of whether our share price increases or decreases from the date we make any such awards. To date, we have only granted stock options to our named executive officers, and we have not granted the other types of equity awards provided for under our equity incentive plan.

During 2007, on average, cash compensation, which consisted of base salary (which accounted for 62.97%) and cash bonuses (which accounted for 6.94%), represented approximately 69.91% of total compensation paid to our named executive officers. Total compensation includes base salary, annual cash bonus awards and stock option awards, but excludes benefits, payroll taxes and other arrangements. Other compensation and stock option awards accounted for the remaining 30.09% of the executives’ total compensation. Stock option awards are valued using the Black-Scholes method. We believe that the cash compensation (including base salary and annual cash bonus awards) and stock option grants we provide create a competitive total compensation package for the Company’s named executive officers.

The table below includes the percentage that base salary, cash bonus, other compensation and stock option awards comprised each of our named executive officer’s compensation for 2007.

	Percentage of 2007 Compensation
			Other	Stock Option
Named Executive Officer	Base Salary	Cash Bonus	Compensation	Awards(1)

Eyal Waldman	43.53%	8.71%	10.83%	36.93%
Chief Executive Officer
Michael Gray	74.29%	7.08%	—	18.63%
Chief Financial Officer
Michael Kagan	35.09%	3.67%	8.55%	52.69%
VP of Architecture
Marc Sultzbaugh	85.82%	8.55%	—	5.64%
VP of Worldwide Sales
Thad Omura	76.11%	6.68%	—	17.20%
VP of Product Marketing

(1)	The value of option awards granted to our named executive officers is the compensation cost recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 in accordance with the provisions of SFAS 123R. See Note 11 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 regarding assumptions underlying the valuation of equity awards and the calculation method.

In addition, we have entered into employment agreements with our named executive officers that provide for certain payments and other severance benefits in the event their service is terminated in connection with a change in control of our company, as described below.

Further, Israeli law generally requires severance pay equal to one month’s salary for each year of employment upon the retirement, death or termination without cause (as defined in the Israeli Severance Pay Law) of an employee. To satisfy this requirement, we make contributions on behalf of most of our Israeli-based employees to a fund known as Managers’ Insurance. This fund provides a combination of pension plan, insurance and severance pay benefits to the employee, giving the employee or his or her estate payments upon retirement or death and securing the severance pay, if legally entitled, upon termination of employment. Each full-time employee, including each of our Israeli-based named executive officers, is entitled to participate in the plan, and each employee who participates contributes an amount equal to 5% of his or her salary to the pension plan and we contribute between 13.33% and 15.83% of his or her salary (consisting of 5% to the pension plan, 8.33% for severance payments and up to 2.5% for insurance).

Base Salary

The Company does not set pay levels based on specific competitive levels but generally designs base salaries to fall in the average of the competitive range of comparable companies. In 2007, the base salaries of our named executive officers were approximately equal to between the 25th and 75th percentile of the comparable companies analyzed. The final decision regarding base salary for an individual named executive officer reflects many inputs, including our CEO’s assessment of the named executive officer, the increased responsibilities of the named executive officer as a result of being a public company, the named executive officer’s individual performance over the prior year and competitive pay levels based on salaries paid by comparable companies to employees with similar roles and responsibilities.

Our CEO’s base salary is the highest base salary at the Company because he has the central management role, which is consistent with our review of market practice. Our CFO’s base salary is higher than that of other named executive officers because of the importance of retaining consistency and quality financial expertise as a public company, although in other aspects of compensation, our named executive officers’ compensation may be similar. The base salaries of other named executive officers are determined based on their overall duties and responsibilities within the Company, their experience and qualifications and the competitive marketplace for their roles.

In late 2006, our CEO completed his focal review efforts of each of our named executive officers and recommended base salary increases for each for 2007 to our Compensation Committee. Our Compensation Committee then approved the base salaries for 2007 based on our CEO’s recommendations for each of the named executive officers. These increases were based largely on the average salaries in the 25th through 75th percentiles of comparable companies analyzed for positions similar to the positions held by each of our named executive officers, which were between $210,000 and $251,000 for Chief Financial Officers, between $126,825 and $154,500 for positions similar to Vice President of Architecture, between $204,700 and $250,000 for positions similar to Vice President of Worldwide Sales and between $150,700 and $183,800 for positions similar to Vice President of Product Marketing. We began paying our named executive officers the 2007 adjusted base salary on January 1, 2007.

Annual Discretionary Cash Bonus Program

We structure our annual discretionary cash bonus award program to reward named executive officers and employees for our successful performance and for each individual’s contribution to that performance. We initiated our annual discretionary cash bonus program in 2005 and continued this program in 2006 and 2007. We paid bonuses earned in 2005 during 2006. Since 2005, cash bonuses have not constituted a significant portion of our named executive officers’ and employees’ total compensation because we primarily rely on stock options to incentivize our named executive officers and employees.

Under our annual discretionary cash bonus award program, our employees, including our named executive officers, are eligible to receive an award from a bonus pool in an amount that is determined annually. The annual bonus pool amount is determined by our Compensation Committee and is based on our achievement of our operating plan and Company profitability, and is not tied to individual performance objectives for the named executive officers. After consultation with our CEO, the Compensation Committee approves the amount of each named executive officer’s bonus award from this pool. The amount of the bonus award to each named executive officer is not tied to individual performance objectives. No specific performance targets for our named executive officers were established in connection with the determination of the aggregate amount of the bonus pool for the year ended December 31, 2007, or the allocation of a portion of the pool to our named executive officers.

For the year ended December 31, 2007, the aggregate annual discretionary cash bonus pool was equal to approximately 8.4% of our operating income as measured on a GAAP basis for the year ended December 31, 2007. Our Compensation Committee evaluated the Company’s financial results and operating performance for the year and determined that 8.4% of operating income was an appropriate amount to allocate to the bonus pool for the year ended December 31, 2007. The Company does not have a policy regarding adjustment or recovery of cash bonus awards in the event net income is subsequently restated or otherwise adjusted.

Our Compensation Committee determined that it would be competitive for us to pay bonuses for services performed during the year ended December 31, 2007. The data from the Radford Benchmark Survey and Atzmon Salary Survey indicate that the 25th percentile of these comparable companies pay bonuses that average the following percentages of base salary: 30.0% for Chief Financial Officers, 40.0% for positions similar to President of Worldwide Sales and 17.0% for positions similar to Vice President of Product Marketing. The survey data did not contain data for positions similar to Vice President of Architecture. Accordingly, pursuant to the Company’s annual discretionary cash bonus compensation program, on January 29, 2008, the Compensation Committee approved the payment of cash bonuses for services performed in the year ended December 31, 2007 to the following named executive officers: Michael Gray, Chief Financial Officer ($34,200); Michael Kagan, Vice President of Architecture

($24,000); Marc Sultzbaugh, Vice President of Worldwide Sales ($32,100); and Thad Omura, Vice President of Product Marketing ($30,300). The Company paid these named executive officers their respective bonuses on February 1, 2008. Payments under the annual discretionary cash bonus program are contingent upon continued employment through the actual date of payment.

Also, subject to shareholder approval at our 2008 annual general meeting of shareholders, on December 31, 2007, our Board of Directors approved a cash bonus to our CEO, Eyal Waldman, in the amount of $100,000 for services performed in the year ended December 31, 2007 pursuant to the Company’s annual discretionary cash bonus compensation program. This amount was determined by our Board of Directors largely based on data from the Radford Benchmark Survey and Atzmon Salary Survey, which indicate that the 25th percentile of the comparable companies we analyzed pay bonuses that average 38.0% of base salaries for Chief Executive Officers.

Stock Option Awards; Policies with Respect to Equity Compensation Awards

As described above, stock options are the only type of equity award we currently grant to our named executive officers from our equity incentive plan. Although we have not done so to date, we have the ability under our equity incentive plan to grant other types of equity incentive awards, including but not limited to restricted stock units, to our named executive officers and other plan participants.

These other types of awards may have some value regardless of whether our share price increases or decreases from the date we make any such awards. At present, we believe that granting stock options to our named executive officers aligns their interests with our goal of maximizing shareholder value through increases in the price per share of our ordinary shares. We also believe that stock option grants to our named executive officers provide them with long-term incentives that will aid in retaining executive talent by providing opportunities to be compensated through the Company’s performance and rewarding executives for creating shareholder value over the long-term. Our Compensation Committee believes that granting additional stock options on an annual basis to existing named executive officers and employees provides an important incentive to retain executives and employees and rewards them for short-term company performance while also creating long-term incentives to sustain that performance.

The following table shows compensation information for our Chief Executive Officer, our Chief Financial Officer and our three most highly paid executive officers as of the end of our last fiscal year (our “named executive officers”).

				Option Awards	All Other
Name and Principal Position	Year	Salary ($)	Bonus ($)(5)	($)(1)	Compensation ($)		Total ($)

Eyal Waldman(6)	2007	250,000	50,000	212,104	$62,221	(2)	574,325
President & Chief	2006	225,000	—	—	38,573		263,573
Executive Officer
Michael Gray	2007	213,200	20,317	53,449	—		286,966
Chief Financial	2006	205,000	6,730	29,919	—		241,649
Officer	—
Marc Sultzbaugh(4)	2007	201,071	20,027	13,203	—		234,301
Vice President	2006	164,975	8,429	2,843	7,200		183,447
Worldwide Sales	—
Thad Omura	2007	189,280	16,623	42,782	—		248,685
Vice President	2006	182,000	5,768	42,699	—		230,467
Product Marketing	—
Michael Kagan	2007	143,554	15,000	215,562	$34,986	(3)	409,102
Vice President	2006	131,657	4,571	5,548	27,623		169,399
Architecture	—

(1)	The value of option awards granted to our named executive officers is the compensation cost recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 in accordance with the provisions of Statement of Financial Accounting Standards No. 123R (“SFAS 123R”). See Note 11 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended

December 31, 2007 regarding assumptions underlying the valuation of equity awards and the calculation method.

(2)	Includes $20,998 contributed to a severance fund, which is mandated by Israeli Law, $19,035 contributed to a retirement fund on behalf of Mr. Waldman, $11,857 in automobile related expenses, $9,393 contributed to an employee education fund and $938 in disability insurance payments made in accordance with Israeli law on behalf of Mr. Waldman.

(3)	Includes $11,309 contributed to a severance fund, which is mandated by Israeli Law, $6,813 contributed to a retirement fund on behalf of Mr. Kagan, $5,842 for automobile related expenses pursuant to the Company’s automobile leasing program, $10,218 contributed to an employee education fund and $804 in disability insurance payments made in accordance with Israeli law on behalf of Mr. Kagan.

(4)	Marc Sultzbaugh was appointed to Vice President of Worldwide Sales in March 2007. His bonus earned in 2006 was related to meeting sales objectives he achieved in 2005 prior to his appointment as Vice President of Worldwide Sales.

(5)	The bonus amounts earned in 2005 and 2006 were paid in 2006 and 2007, respectively.

(6)	There was an overpayment of $11,353, which has been repaid and is not reflected in this table.

In determining the amount and terms of individual stock option awards, we consider the role of the named executive officer within the Company, the criticality of his function within the organization, their current unvested equity position from previous stock option grants and the ISS guidelines described above.

Our CEO receives a stock option grant to acquire a significantly higher number of our ordinary shares as compared to our other named executive officers because of its retentive effect on our CEO, and because we believe that our CEO has the most direct impact on meeting our Company performance objectives. Our practice is to grant stock options with exercise prices equal to the closing price of our ordinary shares on the date of the grant; therefore, the options only have value if our share price increases.

Stock option grants to newly hired employees, including our named executive officers, generally vest over four years, with 25% of the shares subject to the grant vesting on the one-year anniversary of employment, and 1/48th of the shares vesting during each subsequent month of employment. Annual stock option grants made to existing employees, including named executive officers, generally vest over four years, with 25% of the shares subject to the grant vesting on the one-year anniversary of the grant date, and 1/48th of the shares vesting during each subsequent month of employment. We set these vesting schedules in order to incentivize our employees, including our named executive officers, to continue their employment with us.

For 2007, in connection with each named executive officer’s annual review, the Compensation Committee reviewed data from the ISS survey, as described previously. The Compensation Committee presented this data to the Board of Directors, and our CEO then presented his recommendations for each named executive officer’s annual stock option grant. The Board of Directors approved the grants based on these recommendations on December 31, 2007.

We may also make grants of stock options at the discretion of our Board of Directors and the Compensation Committee in connection with the hiring or promotion of new named executive officers. The stock options granted to our named executive officers during the year ended December 31, 2007 are included in the Grants of Plan-Based Awards table on page 25.

The Company does not have any equity ownership guidelines that require any of our directors to hold a stated number or fixed percentage of our ordinary shares.

Change of Control Severance Arrangements

In November 2006, we entered into executive severance benefits agreements with each of our named executive officers. Under the severance agreements, if the executive’s employment with our Company is terminated without cause or if the executive is constructively terminated (as these terms are defined in the agreements), in each case during the 12-month period following a change of control (as defined in the agreements) of our Company, then the executive is entitled to receive the following payments and benefits:

•	Continuation of the named executive officer’s salary for six months at a per annum rate of 120% of the executive’s annual base salary in effect on the termination date.

•	In the case of a named executive officer who resides in the United States, if the named executive officer elects COBRA coverage under our group health plan, payment for the cost to continue COBRA coverage for the named executive officer and his eligible dependents for up to 12 months following the termination date.

•	Accelerated vesting and immediate exercisability of the named executive officer’s outstanding and unvested stock awards as to 50% of the total number of unvested shares subject to such outstanding and unvested stock option awards.

The benefits payable under the severance agreements are in addition to payments or other benefits, if any, that any named executive officer who resides in Israel may be entitled to under applicable Israeli law.

Within the context of our compensation philosophy, the Compensation Committee believes the terms of our severance agreements with our named executive officers will encourage their continued attention and dedication to their assigned duties following any change of control of the Company. We believe that the terms of these agreements will further ensure that each of our named executive officers will continue to remain focused on the long-term objective of delivering shareholder value during and following a change of control event if they are assured that their long-term employment interests are reasonably provided for with a competitive market severance arrangement. We believe that these severance agreements thus help ensure the best interests of our shareholders.

For additional details of the employment arrangements and their potential costs, see the disclosure under Executive Severance Benefits Agreements.

Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, establishes a limitation on the deductibility of compensation payable in any particular tax year to our named executive officers. Section 162(m) of the Code generally provides that publicly-held companies cannot deduct compensation paid to top officers to the extent that such compensation exceeds $1 million per officer. Compensation that is “performance-based” compensation within the meaning of the Code does not count toward the $1 million limit. While the Compensation Committee considers Section 162(m) in making its compensation decisions, the deductibility of compensation under Section 162(m) is not a definitive or dispositive factor in the Compensation Committee’s determination process. The Compensation Committee will monitor the level of compensation paid to the Company’s executive officers and may act in response to the provisions of Section 162(m).

Pension Benefits

None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation

None of our named executives participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.

Grants of Plan-Based Awards in 2007

The table below sets forth information regarding grants of plan-based awards made to our named executive officers during the year ended December 31, 2007.

		All Other Option
		Awards: Number
		of Securities	Exercise or Base	Grant Date Fair
		Underlying	Price of Option	Value of Stock and
Name	Grant Date	Options (#)	Awards ($/Sh)	Option Awards(1)

Eyal Waldman	12/31/2007	49,578	18.22	543,603
Chief Executive Officer
Michael Gray	12/31/2007	37,000	18.22	405,690
Chief Financial Officer
Marc Sultzbaugh	12/31/2007	32,000	18.22	350,867
Vice President World Wide Sales
Thad Omura	12/31/2007	30,000	18.22	328,938
Vice President Product Marketing
Michael Kagan	12/31/2007	30,000	18.22	328,938
Vice President Architecture

(1)	The value of option awards granted to our named executive officers is the compensation cost recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 in accordance with the provisions of SFAS 123R. See Note 11 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 regarding assumptions underlying the valuation of equity awards and the calculation method.

Outstanding Equity Awards at 2007 Fiscal Year-End

The following table summarizes the number of shares underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2007.

			Option Awards
	Number of	Number of	Equity Incentive
	Securities	Securities	Plan Awards:
	Underlying	Underlying	Number of Securities
	Unexercised	Unexercised	Underlying	Option	Option
	Options (#)	Options (#)	Unexercised Unearned	Exercise	Expiration
Name	Exercisable	Unexercisable	Options (#)	Price ($)	Date

Eyal Waldman(1)	57,412		40,475	9.19	2016
Eyal Waldman(2)	16,667	40,475		9.19	2016
Eyal Waldman(3)		29,747		18.22	2017
Eyal Waldman(4)		19,831		18.22	2017
Michael Gray(5)	184,285	—	58,571	3.50	2014
Michael Gray(6)	10,000	—	4,792	6.65	2015
Michael Gray(7)	22,857	—	16,189	9.19	2016
Michael Gray(8)	—	37,000		18.22	2017
Marc Sultzbaugh(9)	24,572		—	1.30	2011
Marc Sultzbaugh(10)	2,510			1.47	2012
Marc Sultzbaugh(11)	3,428			2.63	2013
Marc Sultzbaugh(12)	2,714		622	3.85	2014
Marc Sultzbaugh(13)	4,000		1,500	5.08	2015
Marc Sultzbaugh(14)	5,295		2,537	6.65	2015
Marc Sultzbaugh(15)	5,857		4,148	9.19	2016
Marc Sultzbaugh(16)		100,000		14.95	2017
Marc Sultzbaugh(17)		32,000		18.22	2017
Thad Omura(18)	34,285	—	3,571	3.50	2014
Thad Omura(19)	125,842	—	65,713	6.65	2015
Thad Omura(20)	11,428	—	8,093	9.19	2016
Thad Omura(21)		30,000		18.22	2017
Michael Kagan(22)	85,714	—	—	1.30	2011
Michael Kagan(23)	28,571	—	—	1.47	2012
Michael Kagan(24)	17,142	—	—	2.63	2013
Michael Kagan(25)	6,697	6,160	—	6.65	2015
Michael Kagan(26)	33,334	80,951	—	9.19	2016
Michael Kagan(27)		30,000	—	18.22	2017

(1)	This option vests according to the following schedule: 1/4th of the shares vest on October 26, 2007, and 1/48th of the shares vest on each monthly anniversary thereafter. Of the 57,142 shares that were exercisable as of December 31, 2007, 40,475 were unvested and subject to repurchase by the company.

(2)	This option vests according to the following schedule: 1/4th of the shares vest on October 26, 2007, and 1/48th of the shares vest on each monthly anniversary thereafter.

(3)	This option vests according to the following schedule: 1/4th of the shares vest on December 31, 2008, and 1/48th of the shares vest on each monthly anniversary thereafter.

(4)	This option vests according to the following schedule: 1/4th of the shares vest on December 31, 2008, and 1/48th of the shares vest on each monthly anniversary thereafter.

(5)	This option vests according to the following schedule: 1/4th of the shares vested on December 1, 2005, and 1/48th of the shares vest on each monthly anniversary thereafter. Of the 184,285 shares that were exercisable as of December 31, 2007, 58,571 shares were unvested and subject to repurchase by the company.

(6)	This option vests according to the following schedule: 1/4th of the shares vested on November 1, 2006, and 1/48th of the shares vest on each monthly anniversary thereafter. Of the 10,000 shares that were exercisable as of December 31, 2007, 4,792 shares were unvested and subject to repurchase by the company.

(7)	This option vests according to the following schedule: 1/4th of the shares vest on October 26, 2007, and 1/48th of the shares vest on each monthly anniversary thereafter. Of the 22,857 shares that were exercisable as of December 31, 2007, 16,189 were unvested and subject to repurchase by the company.

(8)	This option vests according to the following schedule: 1/4th of the shares vest on December 31, 2008, and 1/48th of the shares vest on each monthly anniversary thereafter.

(9)	This option is fully vested.

(10)	This option is fully vested.

(11)	This option is fully vested.

(12)	This option vests according to the following schedule: 1/4th of the shares vested on November 1, 2005, and 1/48th of the shares vest on each monthly anniversary thereafter. Of the 2,714 shares that were exercisable as of December 31, 2007, 622 shares were unvested and subject to repurchase by the company.

(13)	This option vests according to the following schedule: 1/4th of the shares vested on June 2, 2006, and 1/48th of the shares vest on each monthly anniversary thereafter. Of the 4,000 shares that were exercisable as of December 31, 2007, 1,500 shares were unvested and subject to repurchase by the company.

(14)	This option vests according to the following schedule: 1/4th of the shares vested on November 1, 2005, and 1/48th of the shares vest on each monthly anniversary thereafter. Of the 5,295 shares that were exercisable as of December 31, 2007, 2,537 shares were unvested and subject to repurchase by the company.

(15)	This option vests according to the following schedule: 1/4th of the shares vest on October 26, 2007, and 1/48th of the shares vest on each monthly anniversary thereafter. Of the 5,857 shares that were exercisable as of December 31, 2007, 4,148 were unvested and subject to repurchase by the company.

(16)	This option vests according to the following schedule: 1/4th of the shares vest on April 13, 2008, and 1/48th of the shares vest on each monthly anniversary thereafter.

(17)	This option vests according to the following schedule: 1/4th of the shares vest on December 31, 2008, and 1/48th of the shares vest on each monthly anniversary thereafter.

(18)	This option vests according to the following schedule: 1/4th of the shares vested on May 3, 2005, and 1/48th of the shares vest on each monthly anniversary thereafter. Of the 34,285 shares that were exercisable as of December 31, 2007, 3,571 shares were unvested and subject to repurchase by the company.

(19)	This option vests according to the following schedule: 1/4th of the shares vested on November 2, 2006, and 1/48th of the shares vest on each monthly anniversary thereafter. Of the 125,842 shares that were exercisable as of December 31, 2007, 65,713 shares were unvested and subject to repurchase by the company.

(20)	This option vests according to the following schedule: 1/4th of the shares vest on October 26, 2007, and 1/48th of the shares vest on each monthly anniversary thereafter. All of the 11,428 shares that were exercisable as of December 31, 2007, 8,093 were unvested and subject to repurchase by the company.

(21)	This option vests according to the following schedule: 1/4th of the shares vest on December 31, 2008, and 1/48th of the shares vest on each monthly anniversary thereafter.

(22)	This option is fully vested.

(23)	This option is fully vested.

(24)	This option is fully vested.

(25)	This option vests according to the following schedule: 1/4th of the shares vested on November 1, 2006, and 1/48th of the shares vest on each monthly anniversary thereafter.

(26)	This option vests according to the following schedule: 1/4th of the shares vest on October 26, 2007, and 1/48th of the shares vest on each monthly anniversary thereafter.

(27)	This option vests according to the following schedule: 1/4th of the shares vest on December 31, 2008, and 1/48th of the shares vest on each monthly anniversary thereafter.

2007 Option Exercises and Shares Vested

The following table summarizes share option exercises by our named executive officers in 2007.

Option Awards
	Number of	Value Realized
	Shares Acquired	on Exercise(1)
Name	on Exercise (#)	($)

Eyal Waldman	—	—
Michael Gray	39,882	618,691
Marc Sultzbaugh	—	—
Thad Omura	11,300	144,933
Michael Kagan	—	—

(1)	The value is the difference between the option exercise price and the market price of the underlying shares at exercise multiplied by the number of shares covered by the exercised option.

Executive Severance Benefits Agreements

In November 2006, we entered into executive severance benefits agreements with each of our named executive officers. Under the severance agreements, if the executive’s employment with our Company is terminated without cause or if the executive is constructively terminated (as these terms are defined in the agreements), in each case during the 12-month period following a change of control (as defined in the agreements) of our Company, then the executive is entitled to receive the following payments and benefits:

•	Continuation of the named executive officer’s salary for six months at a per annum rate of 120% of the executive’s annual base salary in effect on the termination date.

•	In the case of a named executive officer who resides in the United States, if the named executive officer elects COBRA coverage under our group health plan, payment for the cost to continue COBRA coverage for the named executive officer and his eligible dependents for up to 12 months following the termination date.

•	Accelerated vesting and immediate exercisability of the named executive officer’s outstanding and unvested stock awards as to 50% of the total number of unvested shares subject to such outstanding and unvested stock option awards.

The benefits payable under the severance agreements are in addition to payments or other benefits, if any, that any named executive officer who resides in Israel may be entitled to under applicable Israeli law.

Within the context of our compensation philosophy, the Compensation Committee believes the terms of our severance agreements with our named executive officers will encourage their continued attention and dedication to their assigned duties following any change of control of the Company. We believe that the terms of these agreements will further ensure that each of our named executive officers will continue to remain focused on the long-term objective of delivering shareholder value during and following a change of control event if they are assured that their long-term employment interests are reasonably provided for with a competitive market severance arrangement. We believe that these severance agreements thus help ensure the best interests of our shareholders

The following table sets forth quantitative estimates of the benefits to be received by each of our named executive officers if his employment were terminated without cause or constructively terminated (as these terms are defined in the executive severance benefits agreements) on December 31, 2007, assuming that such termination occurred during the 12-month period following a change of control (as such term is defined in the executive severance benefits agreements) of our company.

Potential Payments Following a Change of Control

Potential Payments upon Termination or Change in Control

				Value of
			Israeli	Accelerated
	Salary	COBRA	Severance	Equity
Name	Continuation	Coverage	Benefits	Awards(1)

Eyal Waldman	$150,000	—	$166,667	$239,261
Michael Gray	$127,920	$20,352	—	$271,000
Marc Sultzbaugh	$120,900	$11,016	—	$672,501
Thad Omura	$113,568	$15,286	—	$225,763
Michael Kagan	$81,751	—	$90,834	$428,781

(1)	The value of option awards held by our named executive officers is estimated pursuant to SFAS No. 123R for 2007. See note 11 of the consolidated financial statements in the company’s Annual Report on Form 10-K for the year ended December 31, 2007 regarding assumptions underlying the valuation of equity awards and the calculation method.

Equity Compensation Plan Information

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2007.

Number of Securities
Remaining Available for
	Number of Securities to be	Weighted-Average	Future Issuance Under
	Issued Upon Exercise of	Exercise Price of	Equity Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in Column (a))
	(a)	(b)	(c)

Equity compensation plans approved by security holders	5,998,668	$9.73	1,423,642	(1)
Equity compensation plans not approved by security holders	—	—	—
Total	5,998,668	9.73	1,423,642

(1)	Consists of 1999 United States Equity Incentive Plan, 1999 Israeli Share Option Plan, 2003 Israeli Share Option Plan and 2006 Global Incentive Share Plan.

SECURITY OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management

The following table provides information relating to the beneficial ownership of our ordinary shares as of February 29, 2008, by:

•	each shareholder known by us to own beneficially more than 5% of our ordinary shares (based on information supplied in Schedules 13D and 13G filed with the Securities and Exchange Commission, as indicated);

•	each of our executive officers named in the summary compensation table on page 22 (our principal executive officer, our principal financial officer and our three other most highly compensated executive officers);

•	each of our directors and nominees for director; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, and includes options that are currently exercisable or exercisable within 60 days. Except as indicated by footnote, and subject to community property laws where applicable, we believe the persons named in the table have sole voting and investment power with respect to all ordinary shares shown as beneficially owned by them.

Unless otherwise indicated below, the address for each beneficial owner listed is c/o Mellanox Technologies, Inc., 2900 Stender Way, Santa Clara, California 95054.

	Beneficial Ownership
		Shares Subject to
	Shares	Right of Repurchase	Options	Percentage of
	Beneficially	Within 60 Days of	Exercisable	Shares
Name of Beneficial Owner	Owned	February 29, 2008(1)	within 60 Days	Outstanding(2)

5% Shareholders:
Fidelity Management & Research Company(3)	4,116,078			13.79%
Entities affiliated with Sequoia Capital Partners(4)	2,786,495			9.02%
Fred Alger Management(5)	2,470,000			7.99%
Executive Officers, Directors and Nominees for Director:
Eyal Waldman(6)	3,019,071	35,713	78,571	9.95%
Rob S. Chandra(7)	201,759		33,809	*
Irwin Federman(8)	26,633		33,809	*
Michael Gray(9)	439	79,552	217,142	*
Amal M. Johnson	10,000		19,047	*
Michael Kagan	255,695		158,011	1.33%
Thad Omura	1,143	77,377	171,555	*
Thomas J. Riordan	35,544		2,857	*
Marc Sultzbaugh	2,142	7,319	73,376	*
Thomas Weatherford			14,999	*
All executive officers and directors as a group (12 persons)	4,163,159	199,961	970,317	17.12%

*	Represents beneficial ownership of less than one percent (1%) of the outstanding ordinary shares.

(1)	Represents ordinary shares subject to a right of repurchase, at the original option exercise price, in the event the holder ceases to provide services to us. The option (1) exercise prices range from $1.30 to $9.19.

(2)	The applicable percentage ownership for members of our board of directors and named executive officers is based on 31,141,303 ordinary shares outstanding as of February 29, 2008, together with applicable options for such shareholder. The applicable percentage ownership for the beneficial owners listed in the table is based on the number of outstanding shares as of December 31, 2007, as indicated in the relevant 13G filings described in footnotes 3, 4 and 5 below. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, based on factors including voting and investment power with respect to shares. Ordinary shares subject to the options currently exercisable, or exercisable within 60 days of February 29, 2008, are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person.

(3)	This information is based on Amendment No. 1 of the Schedule 13G/A filed with the SEC on February 14, 2008 by FMR LLC (FMR), Fidelity Management & Research Company (Fidelity) and Edward C. Johnson 3d, pursuant to a joint filing agreement. Fidelity, a wholly-owned subsidiary of FMR and an investment adviser, is the beneficial owner of 4,107,778 of our ordinary shares. The ownership of Fidelity Growth Company Fund, a wholly-owned subsidiary of FMR and an investment adviser, amounted to 3,023,300 ordinary shares. Edward C. Johnson 3d and FMR, through its control of Fidelity, and the funds each has sole power to dispose of the 4,107,778 shares owned by FMR funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed under the Investment Company Act of 1940, to form a controlling group with respect to FMR. Neither FMR nor Edward C. Johnson 3d , has the sole power to vote or direct the voting of the shares owned directly by the Fidelity, which power resides with Fidelity’s Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by Fidelity’s Boards of Trustees. Pyramis Global Advisors Trust Company (PGATC), an indirect wholly-owned subsidiary of FMR and a bank, is the beneficial owner of 8,300 ordinary shares as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson 3d and FMR, through its control of Pyramis Global Advisors Trust Company, each has sole dispositive power over 8,300 ordinary shares and sole power to vote or to direct the voting of 0 ordinary shares owned by the institutional accounts managed by PGATC as reported above. Fidelity, FMR and Fidelity Growth Company Fund have their principal business office at 82 Devonshire Street, Boston, Massachusetts 02109. PGATC has its principal business officer at 53 State Street, Boston, Massachusetts, 02109.

(4)	Includes 2,786,495 ordinary shares held by Sequoia Capital Partners. SCFF Management, LLC is the general partner of Sequoia Capital Franchise Fund and Sequoia Capital Franchise Partners. Michael Moritz, Douglas Leone, Mark Stevens and Michael Goguen are the Managing Members of SCFF Management, LLC and exercise shared voting and investment power of the shares held by these Sequoia entities and Sequoia 1997. These managing members disclaim beneficial ownership of the shares held by these Sequoia entitles except to the extent of their pecuniary interests in these entities. Mr. Kendall Cooper is the managing member of SC VIII Management, LLC, the general partner of Sequoia Capital VIII, and exercises voting and investment power over the shares held by Sequoia Capital VIII. Deborah Kranz has voting and investment power over the shares held by SITP VIII-Q Liquidating Trust and SITP VIII Liquidating Trust. Mr. Cooper and Ms. Kranz disclaim beneficial ownership of all shares except to the extent of his or her individual pecuniary interest therein. James Rothenberg and Karin Larson are the managing members of, and have voting and investment power over the shares held by, CMS Partners LLC. Mr. Rothenberg and Ms. Larson disclaim beneficial ownership of all shares except to the extent of his or her individual pecuniary interest therein.

(5)	This information is based on the Schedule 13G/A filed with the SEC on January 15, 2008 by Fred Alger Management, Inc. and Alger Associates, Inc. By virtue of the Alger family’s ownership of a controlling interest in Alger Associates, Inc., which directly owns Fred Alger Management, Inc., ownership of the shares may be imputed to the Alger family. The address of principal business office for each of these reporting persons is 111 Fifth Avenue, 2nd Floor, New York, New York 10003.

(6)	Includes 3,019,071 ordinary shares held by Waldo Holdings 2, a general partnership formed pursuant to the laws of Israel, of which Eyal Waldman is a general partner. Mr. Waldman beneficially owns 66.66% of the shares and has sole voting and dispositive power over all of the shares.

(7)	Includes (i) 201,759 shares held by Bessec Ventures Partners. The general partner of each of the Bessemer-related entities that owns shares of the company is Deer V & Co. LLC. Robert Goodman, Rob S. Chandra, J. Edmund Colloton and David J. Cowan are the managing members of Deer V & Co. LLC and share voting and dispositive power over the shares of the company held by the Bessemer-related entities. Mr. Chandra is also a member of Deer Management Co. LLC, or DMC, the management company affiliate of the Bessemer-related entities that own shares of the company. Unless otherwise agreed by DMC’s members, members of DMC are required to contribute shares acquired from the exercise of options granted to them in their capacity as a director of a portfolio company, or the profits derived from the sale of the underlying shares, to DMC. It is expected that the options held by Mr. Chandra will be subject to this arrangement. Mr. Chandra disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

(8)	Includes 26,633 ordinary shares owned by PMG VI. Irwin Federman, Steven M. Krausz, Jonathan D. Root and Philip M. Young are the managing members of PMG VI, and may be deemed to share voting and dispositive power over the shares held by these entities. Such persons and entities disclaim beneficial ownership of shares held by these entities except to the extent of any pecuniary interest therein.

(9)	Includes 439 ordinary shares held by the M&M Gray Family 2001 Trust U/T/A, for which Mr. Gray is a trustee.

Compliance with Section 16(a) Filing Requirements

Section 16(a) of the Exchange Act requires directors, executive officers and persons who own more than 10% of a registered class of our equity securities to file initial reports of ownership and reports of changes in ownership with the SEC and the Nasdaq National Market. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of copies of such forms received with respect to the fiscal year 2007 and the written representations received from certain reporting persons that no other reports were required, we believe that all directors, executive officers and persons who own more than 10% of our ordinary shares have complied with the reporting requirements of Section 16(a), except as set forth in this paragraph. A Form 4 was filed late on August 13, 2007 reporting an acquisition by S. Atiq Raza of 16,666 shares of our ordinary shares through exercise of a previously issued option on March 14, 2007. Form 4s were filed late on September 18, 2007 by each of C. Thomas Weatherford, S. Atiq Raza, Thomas Riordan, Rob Chandra and Irwin Federman reporting the granting to each of options to purchase 11,428 of our ordinary shares on May 11, 2007. A Form 4 was filed late on September 4, 2007 reporting a distribution in kind by partnerships without consideration to its members or general and limited partners, including Irwin Federman and entities affiliated with Mr. Federman, which occurred on August 17, 2007.

EXECUTIVE OFFICERS

Set forth below is certain information regarding each of our executive officers as of March 1, 2008.

Name	Age	Position(s)

Eyal Waldman	47	Chief Executive Officer, President, Chairman of the Board and Director
Roni Ashuri	47	Vice President of Engineering
Shai Cohen	44	Vice President of Operations and Engineering
Michael Gray	51	Chief Financial Officer
Michael Kagan	50	Vice President of Architecture
Thad Omura	33	Vice President of Product Marketing
Marc Sultzbaugh	43	Vice President of Worldwide Sales

Eyal Waldman is a co-founder of Mellanox, and has served as Mellanox’s chief executive officer, president and chairman of Mellanox’s board of directors since March 1999. From March 1993 to February 1999, Mr. Waldman served as vice president of engineering and was a co-founder of Galileo Technology Ltd., or Galileo, a semiconductor company, which was acquired by Marvell Technology Group Ltd. in January 2001. From August 1989 to March 1993, Mr. Waldman held a number of design and architecture related positions at Intel Corporation, a manufacturer of computer, networking and communications products. Mr. Waldman holds a Bachelor of Science in

Electrical Engineering and a Master of Science in Electrical Engineering from the Technion — Israel Institute of Technology.

Roni Ashuri is a co-founder of Mellanox and has served as our vice president of engineering since June 1999. From March 1998 to May 1999, Mr. Ashuri served as product line director of system controllers at Galileo. From May 1987 to February 1998, Mr. Ashuri worked at Intel Corporation, where he was a senior staff member in the Pentium processors department and a cache controller group staff member. Mr. Ashuri holds a Bachelor of Science in Electrical Engineering from the Technion — Israel Institute of Technology. Mr. Ashuri is located in Israel.

Shai Cohen is a co-founder of Mellanox and has served as our vice president of operations and engineering since June 1999. From September 1989 to May 1999, Mr. Cohen worked at Intel Corporation, where he was a senior staff member in the Pentium processors department and a circuit design manager at the cache controllers group. Mr. Cohen holds a Bachelor of Science in Electrical Engineering from the Technion — Israel Institute of Technology. Mr. Cohen is located in Israel.

Michael Gray has served as our chief financial officer since December 2004. Prior to joining Mellanox, from March 1995 until July 2004, Mr. Gray served in various capacities at SanDisk Corporation, a data storage company, including director of finance from March 1995 to July 1999, vice president of finance from August 1999 to February 2002 and as senior vice president of finance and administration and chief financial officer from March 2002 to July 2004. From July 1990 to February 1995, Mr. Gray served as controller of Consilium, Inc., a systems software development company which was acquired by Applied Materials, Inc. in December 1998. From October 1981 to June 1990, Mr. Gray served in various capacities at ASK Computer Systems, Inc., an enterprise resource planning solutions provider, including as treasury manager. Mr. Gray holds a Bachelor of Science in Finance from the University of Illinois and a Master of Business Administration from Santa Clara University. Mr. Gray is located in the United States.

Michael Kagan is a co-founder of Mellanox and has served as our vice president of architecture since May 1999. From August 1983 to April 1999, Mr. Kagan held a number of architecture and design positions at Intel Corporation. While at Intel Corporation, between March 1993 and June 1996, Mr. Kagan managed Pentium MMX design, and from July 1996 to April 1999, he managed the architecture team of the Basic PC product group. Mr. Kagan holds a Bachelor of Science in Electrical Engineering from the Technion — Israel Institute of Technology. Mr. Kagan is located in Israel.

Thad Omura has served as our vice president of product marketing since October 2005, and served as director of product marketing from May 2004 to October 2005. Prior to joining Mellanox, from January 2003 to April 2004, Mr. Omura served as a market development manager in the semiconductor product sector (now Freescale Semiconductor, Inc.) of Motorola, Inc., a communications company. From August 1996 to December 2002, Mr. Omura held a number of marketing, field applications and sales positions at Galileo and Marvell Technology Group Ltd. following its acquisition of Galileo in January 2001. Mr. Omura holds a Bachelor of Science in Electrical Engineering/Computer Science from the University of California at Berkeley. Mr. Omura is located in the United States.

Marc Sultzbaugh has served as our vice president of worldwide sales since April 2007. Mr. Sultzbaugh joined Mellanox Technologies in 2001 as director of high performance computing and director of central area sales, and was later promoted to senior director of sales in October 2005. Prior to joining Mellanox, he held various executive sales and marketing positions with Brooktree Semiconductor. From 1985 to 1989, Sultzbaugh was an engineer at AT&T Microelectronics. He earned a Bachelor of Science degree in Electrical Engineering from The University of Missouri-Rolla, and a Masters of Business Administration from The University of California, Irvine. Mr. Sultzbaugh is located in the United States.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS MATTERS

Director Independence

The board of directors consists of six directors. Our board of directors has determined that each of our current directors other than Eyal Waldman, our president and chief executive officer, are independent under the director independence standards of The Nasdaq Stock Market.

Director Compensation

The following tables summarizes our annual compensation practices of our non-employee members of our board of directors during fiscal year 2007, as well as the actual compensation earned by non-employee directors who served during the 2007 fiscal year. In addition to the cash compensation described below, which is payable on a quarterly basis, all non-employee directors are reimbursed for travel expenses to attend meetings at locations other than our Santa Clara headquarters. During fiscal year 2007, our Chief Executive Officer did not receive any separate compensation for board of directors activities.

Non-Employee Director Compensation (Fiscal Year 2007 Annual Compensation)

Annual Board Membership Compensation
Member	$20,000
Committee and Attendance Compensation
Chair of Audit Committee	$22,000
Chair of Compensation Committee or Nominating and Governance Committee	$5,000
Member of Audit Committee	$5,000
Member of Compensation Committee or Nominating and Governance Committee	$2,500
Payment for each Board or Committee meeting attended (in person)	$750
Payment for each Board or Committee meeting attended (telephonic)	$500

We do not pay our non-employee directors for actions conducted through written consents.

The amounts listed above represent the current annual compensation for non-employee directors for fiscal year 2008, provided that we are seeking the approval of our shareholders to increase the annual base retainer paid to the chairperson of our audit committee to $25,000, as set forth in the proposals to this proxy statement.

Director Compensation in Fiscal Year 2007

	Fees Earned
	or Paid	Option
Name	in Cash	Awards(3)(4)	Total

Thomas Riordan(1)	$20,571	$24,866	$45,437
Independent
Thomas Weatherford	48,442	37,262	85,704
Former Executive Vice President and Chief Financial Officer, Business Objects SA
Irwin Federman	34,097	39,820	73,918
General Partner, U.S. Venture Partners
Rob S. Chandra	28,861	39,820	68,682
General Partner, Bessemer Venture Partners
Amal M. Johnson	35,694	107,532	143,227
CEO of MarketTools, Inc.
S. Atiq Raza(2)	12,965	17,076	30,041
Former President & CEO of Raza Microelectronics

(1)	In 2007, the company granted options to purchase 11,428 ordinary shares to Mr. Riordan upon his reappointment of joining the board of directors. The aggregate fair market value of this option grant is $127,886. Thomas Riordan previously served as a member of our board of directors from February 2003 to February 2005.

(2)	Mr. Raza served on the board of directors from March 2000 to March 2003 and from December 2004 to August 2007.

(3)	This column reflects the expense recognized for each non-employee director for 2007 computed in accordance with SFAS 123R. See Note 11 of the consolidated financial statements in the company’s Annual Report on from 10-K for the year ended December 31, 2007 regarding assumptions underlying the valuation of the equity awards and the calculation method.

(4)	The aggregate number of ordinary shares subject to outstanding option awards for each person in the table set forth above as of December 31, 2007 is listed in the table below.

Our non-employee directors will receive an initial and annual, automatic, non-discretionary grants pursuant to our Non-Employee Director Option Grant Policy, which was established under the Global Plan, of nonqualified share options, in the case of non-employee directors who are U.S. taxpayers, and options that qualify in accordance with Section 102 of the Israeli Tax Ordinance, 1961, in the case of non-employee directors who are Israeli taxpayers. Each new non-employee director will receive an option to purchase 57,142 ordinary shares as of the date he or she first becomes a non-employee director. On the date of each annual general meeting, each individual who continues to serve as a non-employee director on such date will receive an automatic option grant to purchase 11,428 ordinary shares, commencing with our annual general meeting of shareholders to be held on May 19, 2008. These option grants vest in equal monthly installments over three years.

The exercise price of each option granted to a non-employee director will be equal to 100% of the fair market value on the date of grant of the shares covered by the option. Options will have a maximum term of ten years measured from the grant date, subject to earlier termination in the event of the optionee’s cessation of board service.

Under our Non-Employee Director Option Grant Policy, our directors will have a three-month period following cessation of board service in which to exercise any outstanding vested options, except in the case of a director’s death or disability, in which case the options will be exercisable by the director or his or her estate or beneficiary for a 12-month period following the cessation of board services. Options granted to our non-employee directors pursuant to our Non-Employee Director Option Grant Policy will fully vest and become immediately exercisable upon a change in control of our company.

The compensation of our outside directors is subject to restrictions imposed by Israeli law, and cannot be greater than the average compensation paid to all other non-executive directors nor less than the lowest compensation paid to any other non-executive director.

During fiscal year 2007, options were granted to non-employee directors under the 2006 Global Incentive Share Plan for the following number of shares:

Option
Name	Awards

Thomas Riordan	11,428
Thomas Weatherford	11,428
Irwin Federman	11,428
Rob S. Chandra	11,428
Amal M. Johnson	—
S. Atiq Raza	11,428

Committees of the Board of Directors

Our board of directors has three standing committees: the audit committee, the compensation committee and the nominating and corporate governance committee. From time to time, the board of directors may also create various ad hoc committees for special purposes. The membership of each of the three standing committees of the board of directors is set forth below:

Nominating and
Corporate
		Compensation	Governance
Name of Director	Audit Committee	Committee	Committee

Rob S. Chandra		Chairperson
Irwin Federman	Member	Member
Thomas Riordan	Member
Amal M. Johnson	Member		Chairperson
C. Thomas Weatherford	Chairperson		Member

Mr. Waldman is not a member of any committee of our board of directors.

Audit Committee

Our board of directors must appoint an audit committee comprised of at least three directors including all of the outside directors, but excluding the chairman of our board of directors, our general manager, our chief executive officer, any controlling shareholder, any relative of the foregoing persons and any director employed by the company or who provides services to the company on a regular basis.

Our audit committee oversees our corporate accounting and financial reporting process. Among other matters, our audit committee evaluates the independent auditors’ qualifications, independence and performance, determines the engagement of the independent auditors, reviews and approves the scope of the annual audit and the audit fee, discusses with management and the independent auditors the results of the annual audit and the review of our quarterly financial statements, approves the retention of the independent auditors to perform any proposed permissible non-audit services, monitors the rotation of partners of the independent auditors on the Mellanox engagement team as required by law, reviews our critical accounting policies and estimates, oversees our internal audit function, reviews, approves and monitors our code of ethics and “whistleblower” procedures for the treatment of reports by employees of concerns regarding questionable accounting or auditing matters and annually reviews the audit committee charter and the committee’s performance.

Our audit committee must approve specified actions and transactions with office holders and controlling shareholders. A “controlling shareholder” is a shareholder who has the power to direct the company’s operations, other than by virtue of being a director or other office holder of the company, and includes a shareholder who holds 50% or more of our voting rights or, if we have no shareholder who owns more than 50% of the voting rights, then a “controlling shareholder” also includes any shareholder who holds 25% or more of the voting rights. Our audit committee may not approve any action or a transaction with a controlling shareholder or with an office holder unless, at the time of approval, our two outside directors are serving as members of the audit committee and at least one of them is present at the meeting at which the approval is granted.

Additionally, under the Companies Law, the role of the audit committee is to identify any irregularities in the business management of the company in consultation with the company’s independent accountants and internal auditor and to suggest an appropriate course of action. Our audit committee charter allows the committee to rely on interviews and consultations with our management, our internal auditor and our independent public accountant, and does not obligate the committee to conduct any independent investigation or verification. We did not designate an internal auditor during the fiscal year ended December 31, 2007, as we previously disclosed that we intended to do during 2007.

All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and The Nasdaq Stock Market. Our board has determined that Mr. Weatherford is an audit committee financial expert as defined by the SEC rules and has the requisite financial sophistication as defined by

The Nasdaq Stock Market rules and regulations. Our board has determined that Amal Johnson, as an outside director, has the requisite financial and accounting expertise required under the Companies Law. Our board has also determined that each of the members of our audit committee is independent within the meaning of the independent director standards of The Nasdaq Stock Market and the SEC. Our board of directors has adopted a written charter for the audit committee. A copy of the charter is available on our website at www.mellanox.com under “Investor Relations — Corporate Governance.”

Compensation Committee

Our compensation committee reviews and recommends policy relating to compensation and benefits of our officers and employees. The compensation committee, in consultation with our chief executive officer and our board of directors, decides how much cash compensation should be part of each of officer’s total compensation by the officer’s compensation against a peer group of companies listed in the survey data we utilize and considering the relative importance of short-term incentives. In addition, the compensation committee, in consultation with our chief executive officer, makes recommendations to our board of directors regarding equity-based compensation to align the interests of our management with shareholders, considering each officer’s equity holdings. The compensation committee also manages the issuance of share options and other awards under our share option plans. The compensation committee will review and evaluate, at least annually, the goals and objectives of our incentive compensation plans and monitors the results against the approved goals and objectives. All members of our compensation committee are independent under the applicable rules and regulations of the SEC, The Nasdaq Stock Market and the U.S. Internal Revenue Service. Our board of directors has adopted a written charter for the compensation committee. A copy of the charter is available on our website at www.mellanox.com under “Investor Relations — Corporate Governance.”

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is responsible for making recommendations to the board of directors regarding candidates for directorships and the composition and organization of our board. In addition, the nominating and corporate governance committee is responsible for overseeing our corporate governance guidelines and reporting and making recommendations to the board concerning governance matters. We believe that the composition of our nominating and corporate governance committee meets the criteria for independence under, and the functioning of our nominating and corporate governance committee complies with, the applicable rules and regulations of the SEC and The Nasdaq Stock Market. Our board of directors has adopted a written charter for the nominating and corporate governance committee. A copy of the charter is available on our website at www.mellanox.com under “Investor Relations — Corporate Governance.”

Meetings Attended by Directors

The board of directors held a total of 8 meetings during 2007. The audit committee, compensation committee and nominating and corporate governance committee held 6, 8 and 2 meetings, respectively, during 2007. During 2007, all of our directors attended at least 75% of the total number of meetings of the board of directors held and at least 75% of the total number of meetings held of the committee(s) of the board of directors on which he or she served.

Our directors are encouraged to attend our annual general meeting of shareholders although we do not maintain a formal policy regarding director attendance at the annual general meeting of shareholders. In 2007, one member of our board of directors attended the annual general meeting of shareholders.

Consideration of Director Nominees

Shareholder Nominations and Recommendations.  Our articles of association set forth the procedure for the proper submission of shareholder nominations for membership on the board of directors as previously discussed. In addition, the nominating and corporate governance committee may consider properly submitted shareholder recommendations for candidates for membership on the board of directors. A shareholder may make such a recommendation by submitting the following information to the secretary of the company at the offices of Mellanox

Technologies, Inc., 2900 Stender Way, Santa Clara, California 95054: the candidate’s name and address; a representation that the recommending shareholder is a holder of record of our stock and is entitled to vote at the meeting, and intends to appear in person or by proxy at the meeting to nominate the candidate; if applicable, a description of all arrangements or understandings between the shareholder and each nominee pursuant to which nominations are to be made by the shareholder; such other information regarding each nominee as would be required to be included in a proxy statement had the nominee been nominated or intended to be nominated by the board of directors; the consent of each nominee to serve as a director if so elected; and a declaration signed by each nominee declaring that there is no limitation under the Companies Law for the appointment of such nominee. The chairman of the board of directors may refuse to acknowledge the nomination of any person not made in compliance with the procedures previously discussed.

Director Qualifications.  Members of the board of directors should have the highest professional and personal ethics and values, and conduct themselves in a manner that is consistent with our Code of Business Conduct and Ethics. While the nominating and corporate governance committee has not established specific minimum qualifications for director candidates, the committee believes that candidates and nominees must reflect a board of directors that comprises directors who have: personal and professional integrity, ethics and values; experience in corporate management, such as serving as an officer or former officer of a publicly held company, and a general understanding of marketing, finance and other elements relevant to the success of a publicly-traded company in today’s business environment; experience in the company’s industry and with relevant social policy concerns; experience as a board member of another publicly held company; academic expertise in an area of the company’s operations; and practical and mature business judgment, including ability to make independent analytical inquiries.

Identifying and Evaluating Director Nominees.  Although candidates for nomination to the board of directors typically are suggested by existing directors or by our executive officers, candidates may come to the attention of the board of directors through professional search firms, shareholders or other persons. The nominating and corporate governance committee reviews the qualifications of any candidates who have been properly brought to the committee’s attention. Such review may, at the committee’s discretion, include a review solely of information provided to the committee or may also include discussions with persons familiar with the candidate, an interview with the candidate or other actions that the committee deems proper. The nominating and corporate governance committee considers the suitability of each candidate, including the current members of the board of directors, in light of the current size and composition of the board of directors. In evaluating the qualifications of the candidates, the committee considers many factors, including, issues of character, judgment, independence, age, expertise, diversity of experience, length of service, other commitments and other similar factors. The committee evaluates such factors, among others, and does not assign any particular weighting or priority to any of these factors. Candidates properly recommended by shareholders are evaluated by the committee using the same criteria as other candidates.

Code of Business Conduct and Ethics

We are committed to maintaining the highest standards of business conduct and ethics. Our Code of Business Conduct and Ethics reflects our values and the business practices and principles of behavior that support this commitment. The code applies to all of our officers, directors and employees and satisfies SEC rules for a “code of ethics” required by Section 406 of the Sarbanes-Oxley Act of 2002, as well as the Nasdaq listing standards requirement for a “code of conduct.” The code is available on our website at www.mellanox.com under “Investor Relations — Corporate Governance.” We will post any amendment to the code, as well as any waivers that are required to be disclosed by the rules of the SEC or The Nasdaq Stock Market, on our website.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee has at any time been one of our executive officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Certain Relationships and Related Transactions

In our last fiscal year, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of our ordinary shares or any members of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Communications with the Board of Directors

We provide a process for shareholders to send communications to our board of directors, any committee of our board of directors or any individual director, including non-employee directors. Shareholders may communicate with our board of directors by writing to: Board of Directors, c/o Corporate Secretary, Mellanox Technologies, Inc., 2900 Stender Way, Santa Clara, California 95054. The secretary will forward correspondence to our board of directors, one of the committees of our board of directors or an individual director as the case may be, or, if the secretary determines in accordance with his best judgment that the matter can be addressed by management, then to the appropriate executive officer.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s facilities located at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 or at the offices of the National Association of Securities Dealers, Inc. located at 1735 K Street, N.W., Washington, D.C. 20006. You may call the SEC at 1-800-SEC-0330 for further information about the SEC’s public reference rooms.

Our SEC filings are also available to the public at the SEC’s website at www.sec.gov and through our website at www.mellanox.com.

OTHER MATTERS

As of the date of this proxy statement, no shareholder had advised us of the intent to present any other matters, and we are not aware of any other matters to be presented, at the meeting. Accordingly, the only items of business that our board of directors intends to present at the meeting are set forth in this proxy statement.

If any other matter or matters are properly brought before the meeting, the persons named as proxyholders will use their discretion to vote on the matters in accordance with their best judgment as they deem advisable.

By order of the board of directors,

Alan C. Mendelson
Secretary

Santa Clara, California
April 11, 2008

DETACH PROXY CARD HERE
MELLANOX TECHNOLOGIES, LTD.
PROXY
PROXY FOR THE 2008 ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 19, 2008
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
The undersigned shareholder of Mellanox Technologies, Ltd., an Israeli company, hereby acknowledges receipt of the Notice of 2008 Annual General Meeting of Shareholders and Proxy Statement each dated April 11, 2008 and hereby appoints Eyal Waldman and Michael Gray, as each proxy and attorney-in-fact, with full power of substitution, on behalf and in the name of the undersigned to represent the undersigned at the 2008 Annual General Meeting of Shareholders of Mellanox Technologies, Ltd. to be held on May 19, 2008 at 6:00 p.m. local Israeli time (11:00 a.m. Eastern Time) at the offices of Mellanox Technologies, Ltd., located at Binyan Hermon, Industrial Area, Yokneam, Israel, and at any postponement or adjournment thereof, and to vote all ordinary shares which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below.
(Continued, and to be marked, dated and signed, on the other side)

MELLANOX TECHNOLOGIES, LTD.

DETACH PROXY CARD HERE
MELLANOX TECHNOLOGIES, LTD.

PLEASE INDICATE YOUR VOTES BELOW BY CHECKING THE APPROPRIATE SELECTION

1. Election of Directors (Non-Outside)
If you wish to vote AGAINST any individual nominee, strike a line through that nominee’s name in the list below:
NOMINEES:
Eyal Waldman
Rob S. Chandra
Irwin Federman
Thomas Weatherford

☐	FOR all nominees listed above (except as indicated)	☐	AGAINST all nominees listed above	☐	ABSTAIN with respect to the following nominee(s)(list):
2. Proposal to approve (i) the increase in the annual base salary of Eyal Waldman to $325,000, effective April 1, 2008, and (ii) the cash bonus paid to Mr. Waldman in the amount of $100,000 on February 1, 2008 for services rendered for the fiscal year ended December 31, 2007.

☐	FOR	☐	AGAINST	☐	ABSTAIN
3. Proposal to increase the annual retainer for the audit committee chairperson.

☐	FOR	☐	AGAINST	☐	ABSTAIN
4. Proposal to amend the amended articles of association to change the notice requirements for shareholder meetings.

☐	FOR	☐	AGAINST	☐	ABSTAIN
5. Proposal to approve the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Mellanox Technologies, Ltd. for the fiscal year ending December 31, 2008 and the authorization of the audit committee to determine the remuneration of PricewaterhouseCoopers LLP.

☐	FOR	☐	AGAINST	☐	ABSTAIN
THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED AS FOLLOWS: (1) FOR THE ELECTION OF THE NOMINATED DIRECTORS; (2) FOR THE INCREASE TO THE ANNUAL BASE SALARY OF AND BONUS TO EYAL WALDMAN, (3) FOR THE INCREASE OF THE ANNUAL RETAINER FOR OUR AUDIT COMMITTEE CHAIRPERSON, (4) FOR THE AMENDMENT TO THE ARTICLES OF ASSOCIATION; AND (5) FOR THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AND AUTHORIZATION OF AUDIT COMMITTEE DETERMINATION OF THEIR REMUNERATION AND AS THE PROXY HOLDERS DEEM ADVISABLE ON SUCH OTHER MATTERS THAT ARE PROPERLY BROUGHT BEFORE THE MEETING.
PLEASE SIGN EXACTLY AS YOUR NAME APPEARS HEREON. IF THE SHARES ARE REGISTERED IN THE NAME OF TWO OR MORE PERSONS, EACH SHOULD SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, GUARDIANS AND ATTORNEYS-IN-FACT SHOULD ADD THEIR TITLES. IF SIGNER IS A CORPORATION, PLEASE GIVE FULL CORPORATE NAME AND HAVE A DULY AUTHORIZED OFFICER SIGN, STATING TITLE. IF SIGNER IS A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.
Please sign, date and promptly return this proxy in the enclosed return envelope, which is postage prepaid if mailed in the United States.

Dated:	, 2008

Signature
NOTE: This Proxy should be marked, signed by the shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.